UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 23, 2021
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2021 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 2, 2021 at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. We intend to hold the annual meeting in person at the Company’s headquarters in Norwell, Massachusetts. We will follow recommended safety protocols so as to maintain the health and safety of everyone who is in attendance. We will also monitor for changes in government restrictions on gatherings in Massachusetts, and react accordingly should these restrictions change. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

For the 2021 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 23, 2021, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2021 proxy statement and the 2020 annual report to shareholders (including our 2020 Annual Report on Form 10-K).

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described under "Proxy Solicitation" in the attached proxy statement.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on June 2.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2021 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Wednesday, June 2, 2021, at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts.
    The annual meeting is being held:
1.    To elect two (2) Class II members of the Board of Directors of the Company to serve until the 2024 annual meeting of shareholders and until their respective successors are duly elected;
2.    To hold an advisory vote on the Company’s executive compensation;
3.    To approve the Company’s Amended and Restated Management Incentive Plan;

4.    To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year;
5.    To ratify on an advisory basis an exclusive forum amendment to the Company’s By-Laws; and

6.    To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 5, 2021 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 23, 2021
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED UNDER “PROXY SOLICITATION” IN THE ATTACHED PROXY STATEMENT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2021: The Notice of Annual Meeting, Proxy Statement, and 2020 Annual Report to Shareholders (including the 2020 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

TABLE OF CONTENTS

GENERAL MATTERS	1	ADVISORY VOTE ON EXECUTIVE
Proxy Solicitation	1	COMPENSATION	19
Information as to Voting Securities	2	COMPENSATION DISCUSSION AND
BOARD OF DIRECTORS AND		ANALYSIS	22
CORPORATE GOVERNANCE	2	EXECUTIVE COMPENSATION TABLES	36
Board Leadership Structure	2	AMENDMENT AND RESTATEMENT OF THE
Corporate Governance Guidelines, Committee		COMPANY’S MANAGEMENT INCENTIVE
Charters and Code of Ethics	3	PLAN	41
Director Independence	3	RATIFICATION OF SELECTION OF
Limitation on Other Board Services	4	INDEPENDENT REGISTERED PUBLIC
Board Committees	5	ACCOUNTING FIRM	46
Audit Committee	5	Selection of the Company’s Independent
Compensation Committee	6	Registered Public Accountant	46
Corporate Governance Committee	6	Audit and Related Fees	46
Environmental, Health and Safety		Audit Committee Report	47
Committee	7	RATIFICATION OF EXCLUSIVE FORUM
Compensation Committee Interlocks and		AMENDMENT TO THE COMPANY’S
Insider Participation	7	BY-LAWS	48
Communications to the Independent		Text of Exclusive Forum Amendment	48
Directors	7	Reasons for and Consequences of the
Board Oversight of Risk Management	7	Exclusive Forum Amendment	48
Commitment to the Environment and		SECURITY OWNERSHIP OF CERTAIN
Sustainability	7	BENEFICIAL OWNERS AND
Executive Succession Planning	8	MANAGEMENT	51
No Political Contributions	8	DELINQUENT SECTION 16(A) REPORTS	52
ELECTION OF DIRECTORS	9	SHAREHOLDER PROPOSALS	53
Director Nomination Process and Diversity	9	OTHER INFORMATION	53
Current Directors and Nominees	10	OTHER MATTERS	53
Current Directors Standing for Re-election
at the Meeting	11	Appendix A:
Continuing Directors Not Standing for
Re-election at the Meeting	12	AMENDED AND RESTATED MANAGEMENT
Current Director Not Standing for		INCENTIVE PLAN	A-1
Re-election at the Meeting	14
DIRECTOR COMPENSATION	16
EXECUTIVE OFFICERS	17
RELATED PARTY TRANSACTIONS	19

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

GENERAL MATTERS
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2021 annual meeting of shareholders and any adjournment thereof. The annual meeting will be at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts, on June 2, 2021, commencing at 10:00 a.m., local time.
Proxy Solicitation
For the 2021 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission (the "SEC") to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials, and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating, and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. Unless you have requested that you receive proxy materials in paper form, your broker will notify you how to access this proxy statement in electronic form and provide you with instructions on how to vote your shares. As a beneficial owner of your shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the form of voting instructions you receive from your broker or the e-proxy notice you receive. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers, or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 23, 2021.

Information As To Voting Securities
On April 5, 2021, the record date for the annual meeting, there were 55,171,848 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect two Class II directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Company’s Amended and Restated Management Incentive Plan, (iv) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year, and (v) ratify on an advisory basis an exclusive forum amendment to the Company’s By-Laws. Election of each of the Class II directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. Approval of the advisory vote on executive compensation and the votes to approve the Company’s Amended and Restated Management Incentive Plan, ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year, and ratify on an advisory basis an exclusive forum amendment to the Company’s By-Laws, will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting but will not be taken into account in the voting.

    Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the New York Stock Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions on the proposed election of the Class II directors, the advisory approval of executive compensation, approval of the Company's Amended and Restated Management Incentive Plan, or ratification on an advisory basis an exclusive forum amendment to the Company's By-Laws. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. Mr. McKim also serves as the Company’s President. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Dr. Eugene Banucci now serves as the Lead Director. Dr. Banucci joined the Board in 2008 and, prior to his election as Lead Director in 2016, served as Chairman of the Compensation Committee and a member of the Audit Committee. The Board has also determined that the Chairs of each of the Board’s four committees should periodically change, and each independent director (after a transition period for new directors) is expected to serve on at least two committees except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters where he or she is a member of the committee.

The Board believes its leadership structure to be the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company. As the Company's largest individual shareholder, Mr. McKim’s interests are significantly aligned with those of the other shareholders. The Board also believes this structure is appropriate because all of the Company’s directors other than Mr. McKim are “independent,” as described below, and the Board elects from the independent directors a Lead Director with the authority described above.
Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters for each of the Board's committees, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors, and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were to be approved by the Audit Committee or the full Board of Directors, such waiver would be posted on the Company's website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board be “independent,” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:
•The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.
•The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, stock incentives awarded to non-employee directors of the Company, and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service).
•(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.
•The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.
•The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:
•Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.
•Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.
•Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.
•Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.
For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following current non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, Edward G. Galante, Rod Marlin, John T. Preston, Andrea Robertson, Thomas J. Shields, Lauren C. States, John R. Welch, and Robert J. Willett. Accordingly, the Board has determined that nine out of the total of ten current members of the Board are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that Alan S. McKim is not independent because he is an employee of the Company.
Limitation on Other Board Services
    The Board believes that its members should not be prohibited from serving on boards or committees of other organizations, provided there is no actual or apparent conflict of interest between Clean Harbors and such other organizations and provided the member's service with such other organizations will not unduly impinge upon his/her commitment to Clean Harbors. The Board has, however, developed a guideline regarding the members of public company boards on which a director may serve. The number of public company boards on which a director may serve, including the Board, is limited to (i) in the case of a director who is not also a public company chief executive officer, four (4) boards of directors and (ii) in the case of a director who serves as a chief executive officer or in an equivalent position of a public company, two (2) boards of directors in addition to their employer’s board. The Corporate Governance Committee will take into account the nature of and time involved in a director's service on other boards and committees in evaluating the suitability of that person to serve as a director of Clean Harbors. Directors should offer their resignation in the event of a material change in the principal job responsibilities they held at the time of their election to the Board.

Board Committees
The Board has established four committees: the Audit Committee, Compensation Committee, Corporate Governance Committee, and Environmental, Health and Safety Committee. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described below under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934 and that Lauren C. States, John R. Welch and Robert J. Willett, the other three members of the Audit Committee, are financially literate as required by the NYSE listing rules. All members of the four committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
    The following table describes the members of the four committees of the Board since the Company’s June 2020 annual meeting of shareholders.
Audit Committee
    The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process, and internal controls over financial reporting. The primary responsibilities of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, fulfill oversight responsibilities relating to the integrity of the Company's financial statements, related party transactions, and policies with respect to risk assessment and risk management, including cybersecurity risks), and review the Company’s policies regarding employee complaints and a summary of complaints received. The Audit Committee held six meetings during 2020.
    For fiscal 2020, in fulfillment of its responsibilities, among other things, the Audit Committee:
•Discussed with senior members of the Company’s financial management team and the independent auditors matters associated with accounting principles, critical accounting policies, significant accounting judgments and estimates, and internal controls over financial reporting.

•Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Senior Vice President of Internal Audit, and on its own, at which candid discussions regarding financial management, accounting, auditing, and internal control matters took place.
•Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.
•Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.
•Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.
•Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.
•Reviewed with senior members of the Company’s financial management team, the independent auditors and the Senior Vice President of Internal Audit, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting, and the quality of the Company’s financial reporting.
•Discussed with the Company's counsel legal, income tax, and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies.
•Discussed with management guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess, and manage the Company’s exposure to risk, including cybersecurity risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
•Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Audit Committee, on areas of the Company’s operations.
Compensation Committee
    The primary responsibilities of the Compensation Committee are to recommend to the full Board the total compensation (e.g. base salary, management incentive cash bonus, and equity compensation) for the Chief Executive Officer, review and approve the total compensation for the other senior executive officers, administer the Company's management incentive cash bonus plans and equity incentive plans, review and approve certain aspects of the Company's other management compensation policies, and monitor executive officer succession planning. Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel, and other advisors to assist the Compensation Committee in its determinations. In connection with each such selection, the Compensation Committee would consider factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the Compensation Committee evaluates the level of success of the CEO and senior executive staff in achieving their goals during the prior year and, based upon the degree of their success, determines the amount of bonuses (if any) payable to the CEO and senior executive staff. The Compensation Committee held six meetings during 2020, of which one was by written consent.
Corporate Governance Committee
The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and the Lead Director, recommend committee structures, review director independence and compensation, and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Corporate Governance Committee held four meetings during 2020.

Environmental, Health and Safety Committee
The primary responsibilities of the Environmental, Health and Safety Committee are to fulfill the Board’s oversight responsibilities for the Company’s policies and practices related to human health and safety, operational safety, and regulatory and environmental compliance, and review the impact of these policies and practices on the Company’s corporate social responsibility, sustainability, and reputational goals. The Environmental, Health and Safety Committee held two meetings during 2020.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Mr. Shields, Mr. Galante, Mr. Preston and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Eugene Banucci, Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution, as appropriate, to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations, and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, including cybersecurity risks, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. The Environmental, Health and Safety Committee oversees management of risks associated with environmental, health and safety matters affecting the Company and its employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.
Commitment to the Environment and Sustainability
The Company’s Board and management believe environmental, social, and other sustainability matters are key components of the Company’s success and recognize the importance of continuing efforts to minimize any negative impact which the Company's operations may have on the environment. Measuring the positive impacts of the Company's operations on the environment and the customers and communities served by the Company and valuing the safety, development, and welfare of employees, customers, and other third parties with whom the Company works are key components of the Company's environmental, social, and sustainability commitment. Further information concerning the Company's commitment is available under “Business – Protecting the Environment and Sustainability” in the Annual Report on Form 10-K for the year ended December 31, 2020 which accompanies this proxy statement, and in the Company's inaugural Corporate Sustainability Report which is available in the Investor Relations section of the Company's website under "ESG".

Executive Succession Planning
The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to the Board’s Corporate Governance Guidelines, on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities, and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.
No Political Contributions
    It is the Company’s policy that no Company funds or assets will be used to make a contribution to any political party or candidate. The Company has also not established any political action committee as a forum for employees to voluntarily contribute to a fund that supports any political party or candidate.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors (the "Board") is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, all of the current members of the Board are “independent directors" as defined by the rules of the New York Stock Exchange.
In 2020, the Board held six meetings, of which two were held by unanimous written consent. Overall attendance at Board and committee meetings was over 99% and attendance was at least 75% for each director. All members of the Board also either attended or were present remotely in the 2020 annual meeting of shareholders.
    The Board of the Company is currently composed of ten directors classified into three classes. There are now four Class I directors, three Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class II directors, Rod Marlin, Alan S. McKim and John T. Preston, will expire at the 2021 annual meeting. Mr. Marlin has decided not to stand for re-election. The Board has nominated the two other current Class II directors, Mr. McKim and Mr. Preston, to stand for re-election as Class II directors.
Director Nomination Process and Diversity
The following tables summarize the composition of the Company's current Board members:

Board Attributes

Independence (Including CEO/Founder)

CEO/Founder
1
Independent
9
90%
independent
Except for the CEO/ Founder, all directors are independent

Tenure (Excluding CEO/Founder)

11 years or more
5
2
0-5 years
11.8 years
average tenure
2
6-10 years

Age (Including CEO/Founder)

1
50-59 years
Over 70 years
4
67.5 years
average age
5
60-70 years

Gender and Ethnic Diversity (Including CEO/Founder)

1
Female
Male
1
African-American
20%
female
8
Of the ten directors, two are female and one is an African-American

    As more fully described above under “Board of Directors and Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. While the Corporate Governance Committee and the full Board do not have any formal policy with regard to gender or racial diversity, the Committee and the full Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders and is one of the factors that they consider when identifying individuals for Board membership.
    In evaluating the suitability of individual Board members, the Corporate Governance Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity, and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, sales, management, engineering and technology, cybersecurity risk experience and personal, educational, and professional background. The Corporate Governance Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best enhance the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills complementary and additive to those currently held by the Board or knowledge and experience that the Board is likely to need in the future. The Board also has a policy under which each director who wishes to stand for re-election will be evaluated by the other members of the Board based on such director’s contributions to the activities of the Board prior to being nominated by the Board for re-election.
    In the past, all nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2022 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than January 3, 2022. The Corporate Governance Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chair, Corporate Governance Committee, in the manner described above under “Corporate Governance - Communications to the Independent Directors.”
Current Directors and Nominees
    The following paragraphs provide information as of the date of this proxy statement about each of the Company's ten current directors. The directors include Alan S. McKim and John T. Preston, the two current Class II directors standing for re-election, the seven other directors who will continue to serve in accordance with their current terms as Class I directors until 2023 or Class III directors until 2022, and Rod Marlin, who is a current Class II director but will not be standing for re-election at the meeting. The information includes age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes, and skills that led the Corporate Governance Committee and full Board to the conclude that he or she should serve as a director, the Corporate Governance Committee and Board also believe that all of the directors have high personal and professional ethics, integrity and values, and each of them has demonstrated business acumen, sound judgment, and a commitment of service to the Company.

    Current Directors Standing for Re-election at the Meeting:

Alan S. McKim Age: 66 Director Class: II Director Since: 1980 Committees: None
Mr. McKim founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He also now serves as the Company’s President. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business and an honorary doctorate from the Massachusetts Maritime Academy. He serves on Northeastern University's Board of Trustees.

Skills and Qualifications:

Mr. McKim is recognized as an industry leader, with more than four decades of experience in the environmental services business. He is also the largest individual shareholder of the Company, and his interests are therefore significantly aligned with those of the other shareholders.

John T. Preston Age: 71 Director Class: II Director Since: 1995 Committees: Compensation Corporate Governance
Mr. Preston is the Managing Partner of TEM Capital, a private equity investment company, and is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). Prior to that he was the Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration, and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University.

Skills and Qualifications:

Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance. Mr. Preston has a Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

Continuing Directors Not Standing for Re-election at the Meeting:

Dr. Eugene Banucci Age: 77 Director Class: I Director Since: 2008 Committees: Lead Director Environmental, Health, and Safety
Dr. Banucci is the founder and former Chairman and CEO of ATMI, Inc., a public company that was acquired by Entegris Inc. (NASDAQ: ENTG) in 2014. ATMI was a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He serves on the board of directors and audit committee of Cognex Corporation (NASDAQ: CGNX) and on the boards of directors of several private companies. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University.

Skills and Qualifications:

Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies, as well as from serving as the Chairman and CEO and/or director of two other public companies.

Edward G. Galante Age: 70 Director Class: I Director Since: 2010 Committees: Compensation Corporate Governance Environmental, Health, and Safety (Chair)
Mr. Galante retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties Marketing and Research, and Engineering. He was also responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University, and he now serves as a Vice Chairman of Northeastern's Board of Trustees. He is a director of Linde plc (NYSE: LIN), where he chairs the compensation and executive development committee and sits on the audit committee; Celanese Corporation (NYSE: CE), where he serves as the lead independent director and as a member of the compensation and governance committees; Marathon Petroleum Corporation (NYSE: MPC), where he chairs the compensation and organizational development committee and serves on the sustainability committee; and the United Way Foundation of Metropolitan Dallas.

Skills and Qualifications:

In addition to his extensive experience with Exxon Mobil in the oil and gas industry, Mr. Galante's services as a director and board committee member of three other major public companies give him valuable insight into corporate governance, public affairs, environmental, compensation, and audit matters.

Andrea Robertson Age: 63 Director Class: III Director Since: 2004 Committees: Audit (Chair) Compensation
Ms. Robertson was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant. She is the Immediate Past Chair of the Board of Prevent Child Abuse America.

Skills and Qualifications:

Ms. Robertson brings to the Board her considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act of 1934.

Thomas J. Shields Age: 74 Director Class: I Director Since: 1999 Committees: Audit Compensation (Chair)
Mr. Shields is a former Managing Director of and current Senior Advisor to Shields & Company, Inc., a private investment banking firm that he co-founded in 1991. He has served in the past on the boards of several public companies and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company and Jones & Vining, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School, and currently serves on Harvard University's Advisory Committee for Shareholder Responsibility.

Skills and Qualifications:

Mr. Shields brings to the Board his considerable knowledge and experience in financial and investment banking matters. He is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934.

Lauren C. States Age: 64 Director Class: III Director Since: 2016 Committees: Audit Environmental, Health, and Safety
Ms. States retired in 2014 after more than 36 years with IBM Corporation. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and as a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing, working with clients to provide insights to the company’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Diebold Nixdorf (NYSE:DBD), a public company headquartered in North Canton, Ohio, and Webster Bank (NYSE:WBS), a public company headquartered in Waterbury, CT, and is a member of the board of Code Nation, a not-for-profit organization which equips students in under-resourced high schools with the skills, experiences, and connections that together create access to careers in technology. She also serves as a Trustee for International House, New York.

Skills and Qualifications:

Ms. States brings to the Board her considerable experience in sales, technology, and strategy at a major technology company, as well as from serving as a director of another public company. Ms. States has a Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

John R. Welch Age: 64 Director Class: I Director Since: 2014 Committees: Audit Corporate Governance (Chair)
Mr. Welch retired as a Senior Partner from McKinsey & Company, an international consulting firm, in 2015 after 30 years, and is now a Senior Partner Emeritus. While at McKinsey, he served clients across a variety of industries, served as the Managing Partner of McKinsey’s New England Practice from 2007 to 2012, and led the Firm's Strategy Practice from 2001 to 2005. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum, and worked in the Municipal Lending Group at Bank of America. Mr. Welch is currently an Executive Partner at Bridge Growth Partners, LLC, a private equity firm, and sits on the board of Finalsite, a private software company. He holds an MBA from the University of Chicago, and BS and MS degrees in chemical engineering from Cornell University.

Skills and Qualifications:

Mr. Welch brings to the Board his considerable experience in business consulting, operations and finance.

Robert J. Willett Age: 53 Director Class: III Director Since: 2019 Committees: Audit
Mr. Willett is the President and Chief Executive Officer of Cognex Corporation (NASDAQ: CGNX), a machine vision company, where he oversees all aspects of strategy and operations. He joined Cognex in 2008 as Executive Vice President and President of the Modular Vision Systems Division. He was promoted to President and Chief Operating Officer in 2010 and to Chief Executive Officer in 2011. Before joining Cognex, he served as Group Vice President of Business Development and Innovation for the Product Identification business group at Danaher Corporation (NYSE:DHR), a diversified manufacturer of industrial controls and technologies. Prior to that, he served as President of Danaher subsidiary Videojet Technologies. From 1998 to 2003 Mr. Willett served as Chief Executive Officer of Willett International Ltd., a $125 million private coding company with 30 wholly owned sales companies around the world, which he sold to Danaher in 2003. Mr. Willett holds a BA from Brown University and an MBA from Yale University.

Skills and Qualifications:

As the chief executive officer of a public machine vision company, Mr. Willett has a deep industrial and technology background and expertise in leadership development. He serves as a valuable resource as the Company continues to execute its growth strategy.

Current Director Not Standing for Re-election at the Meeting:

Rod Marlin Age: 73 Director Class: II Director Since: 2009 Committees: Corporate Governance Environmental, Health, and Safety
Mr. Marlin was the President and Chief Executive Officer of Eveready Inc., a public company headquartered in Edmonton, Alberta, until it was acquired by Clean Harbors in 2009. From 2012 until 2014, Mr. Marlin was the CEO, and from 2014 to 2020 the Executive Chair, of ENTREC Corporation (TSE: ENT), a public Canadian company which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin is a director of several private companies and the founder and chief executive officer of a private equipment finance and leasing company.

Skills and Qualifications:

Mr. Marlin brings to the Board his extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing, and selling businesses. Such knowledge is particularly relevant to the Company because approximately 13.9% of Clean Harbors’ total third party revenues during 2020 were recorded in Canada.

    Election of each of the two Class II directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. McKim and Preston as Class II directors of the Company for a three-year term, until the 2024 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that either or both of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. McKim and Preston as Class II directors.

DIRECTOR COMPENSATION
During 2020, the Company paid an annual cash retainer fee of $70,000 to each non-employee director, plus $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, $12,000 for serving as the Chair of the Corporate Governance Committee or the Environmental, Health and Safety Committee, and $65,000 for serving as the Lead Director. Directors are not paid for attendance at meetings, but they are reimbursed for expenses they incur in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, immediately following the 2020 annual meeting of shareholders, each non-employee director either elected at the annual meeting or continuing to serve as a director received such number of restricted shares of the Company's common stock as had a market value of approximately $140,000 on the date of such meeting, resulting in a grant of 2,168 restricted shares to each non-employee director serving as of that date under the Company’s 2020 Stock Incentive Plan. All of the restricted shares granted to the non-employee directors immediately following the 2020 annual meeting will vest at the start of the 2021 annual meeting of shareholders provided such directors continue to serve as directors through such date.
    The following table describes the compensation paid by the Company to each of the persons who served as non-employee directors during 2020:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$135,000	$140,009	$—	$—	$275,009
Edward G. Galante	82,000	140,009	—	—	222,009
Rod Marlin	70,000	140,009	—	—	210,009
John T. Preston	70,000	140,009	—	—	210,009
Andrea Robertson	94,000	140,009	—	—	234,009
Thomas J. Shields	85,000	140,009	—	—	225,009
Lauren C. States	70,000	140,009	—	—	210,009
John R. Welch	82,000	140,009	—	—	222,009
Robert J. Willett	62,097	140,009	—	—	202,106
____________________________
(1)    The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such date. As of December 31, 2020, each non-employee director held 2,168 unvested restricted shares.
(2)    None of the non-employee directors were granted any stock options during 2020, nor do they currently hold any stock options.

EXECUTIVE OFFICERS

The Company’s current executive officers and their respective ages as of February 28, 2021, are as follows:

Name	Age	Position
Alan S. McKim	66	Chairman of the Board of Directors, President and Chief Executive Officer
Michael L. Battles	52	Executive Vice President and Chief Financial Officer
George L. Curtis	62	Executive Vice President, Pricing and Proposals*
Eric J. Dugas	42	Senior Vice President, Finance and Chief Accounting Officer
Sharon Gabriel	45	Executive Vice President and Chief Information Officer*
Eric W. Gerstenberg	52	Chief Operating Officer*
Jeffrey H. Knapp	54	Executive Vice President and Chief Human Resources Officer*
Robert Speights	51	Executive Vice President and President of the Industrial Group*
Michael J. Twohig	58	Executive Vice President and Chief Safety and Risk Management Officer*
Brian P. Weber	53	Executive Vice President, Corporate Planning and Development*
_________________________
*    Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He has been a director of the Company since its formation. Mr. McKim holds an MBA from Northeastern University.

Michael L. Battles is Executive Vice President and Chief Financial Officer. Mr. Battles joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer and was appointed as the Company's Chief Financial Officer in January 2016. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. His roles included financial leadership of the Human Health business, Chief Accounting Officer, and acting Chief Financial Officer. Prior to PerkinElmer, Mr. Battles worked for Deloitte & Touche LLP in the firm's audit function including an assignment in the firm's National Office in accounting research. Mr. Battles is also a member of the board of directors of Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling, and resource management service company and serves on its Audit Committee. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.

George L. Curtis is Executive Vice President, Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Eric J. Dugas is Senior Vice President, Finance and Chief Accounting Officer. He was appointed to that position in January 2016. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he was engaged in an assignment in the firm's National Office in accounting research and held several positions of increasing management responsibility. Mr. Dugas holds a BS in Accounting from Boston College and is a certified public accountant. In 2019, he attended and received certification at the Harvard Business School Advanced Management Program (AMP196).

    Sharon Gabriel is Executive Vice President and Chief Information Officer. She was appointed to that position in October 2018. She joined Clean Harbors in 2001 and has held a variety of positions of increasing responsibility with the most recent prior position being Senior Vice President of Management Information Systems. Ms. Gabriel is leading the Company’s push toward innovative technologies related to artificial intelligence, robotic process automation, and many mobility applications and manages the Company's cybersecurity and cyber incident preparedness and response. She holds a BS in Environmental Science from New England College.

Eric W. Gerstenberg is Chief Operating Officer. He was appointed to that position in January 2015. His focus and responsibilities include sales and operations oversight of Clean Harbors Environmental Services including Technical Services, Field and Emergency Response Services, Industrial Services, Facilities Management, Safety-Kleen Environmental Services, Transportation, and Regulatory Compliance. Mr. Gerstenberg started with the Company in 1989 in Field

Operations. From 1989 to 1997, he held a variety of management positions including General Manager of multiple facilities. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental Services in June 2014. Mr. Gerstenberg holds a BS in Engineering from Syracuse University. In 2017, he attended and received certification at the Harvard Business School Advanced Management Program (AMP193).

Jeffrey H. Knapp is Executive Vice President and Chief Human Resources Officer. He joined the Company in February 2018 after a diverse human resources career spanning a broad range of industries, including healthcare, retail, renewable energy, and consulting. Most recently, he was Vice President, Human Resources, North America, for Dollar Financial Group, one of the largest providers of nonstandard consumer financial products in the world. Prior to Dollar Financial, Mr. Knapp held progressively more senior human resource roles in a variety of companies including ARAMARK, Walgreens, and Harvest Power, Inc. - a renewable energy start-up. He holds a BA from Mount Vernon Nazarene University and a Masters of Divinity from Nazarene Theological Seminary.

    Robert Speights is Executive Vice President and President of the Industrial Group. He joined the Company in October 2018, as Chief Sales Officer, following a lengthy career in a variety of executive sales and operations roles and became President of Industrial Services in early 2021. Prior to joining the Company, he was most recently with Aegion Corporation as Senior Vice President and Chief Sales Officer where he implemented strategic long-term growth plans for its 12 companies that accounted for more than $1.4 billion in revenue. Previously, he was Senior Vice President Business Development, Marketing, and Strategy for Safety Services at Transfield Services with revenues of $5.4 billion. Prior to Transfield, he held a variety of sales, business development and operations roles over a 20-year span at several industrial companies. He attended the University of Southern Mississippi and Pearl River College.

Michael J. Twohig is Executive Vice President and Chief Safety and Risk Management Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which, prior to his current role, was Executive Vice President and Chief Administrative Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS

During the fiscal year from January 1 to December 31, 2020, the Company entered into the following transactions with entities or persons affiliated with a director or executive officer of the Company:
(i) compensation of approximately $534,000 paid to William McKim (the son of Alan S. McKim, the Company’s Chief Executive Officer) for his employment by a subsidiary of the Company, including cash and equity awards granted during 2020; and
(ii) compensation of approximately $126,000 paid to Robert P. Smith (the son-in-law of Alan S. McKim) for his employment by a subsidiary of the Company.
All of the transactions described above occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described above, there have been no other related party transactions required to be disclosed under Item 404(a) of Regulation S-K during the past fiscal year.
Under the written charter of the Audit Committee of the Company’s Board of Directors, the Audit Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such committee.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)

The Company's Board of Directors is seeking an advisory vote from the Company's shareholders to approve the compensation of the Company's Named Executive Officers, as described in "Compensation Discussion and Analysis” below in this proxy statement, the "Executive Compensation Tables" and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2017 annual meeting, the Company's Board of Directors has continued to hold such a “say-on-pay” advisory vote on an annual basis.

As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareholder value. The Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareholders.

Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables, and other executive compensation disclosures in this proxy statement.”

In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of compensation program designs, practices, and amounts awarded to the Company's executive officers. The Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company.

The Committee and that consultant selected a peer group of companies to compare to the Company's executive officers' compensation, taking into account the compensation consultant's recommendations.

•The Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareholder value.

•All equity incentives and substantially all cash bonuses granted to the Company’s executive officers and other senior managers, for the past seven years, have been made exclusively in accordance with the terms of plans approved by the Company’s shareholders, and the Company has not granted any stock options to any of its executive officers and other senior managers in more than ten years.

•The Committee believes in pay-for-performance. Cash bonuses and long-term equity incentives are linked directly to key performance metrics. Performance-based restricted shares awarded to the Named Executive Officers become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•The Committee's actions reflect its pay-for-performance philosophy. Although the Committee recognized that the Company’s CEO and other Named Executive Officers had no control over the COVID-19 pandemic or certain related developments which had an adverse impact on the Company’s 2020 operations, the Committee awarded cash bonuses equal to only 45% for the CEO, and only 42% for the other Named Executive Officers, of the maximum total potential cash bonuses which the Committee had authorized in the first quarter of 2020 under the Company’s cash incentive plans aligned with the Company-wide performance criteria. However, because the Company’s Adjusted EBITDA Margin and Adjusted Free Cash Flow ("Adjusted FCF") for 2020 did satisfy the respective target levels which the Committee had established in March 2020 under the Company’s stock incentive plan, all, for the CEO, and 60%, for the other members of senior management (including the other four Named Executive Officers), of the performance shares which the Committee had awarded in 2020 under the Company’s stock incentive plan vested or will vest in the future (subject to continued employment) based on the Company’s performance in 2020.

•The Company has not entered into employment agreements with its CEO or most of its other executive officers.

•Tax gross-ups are not provided to any executive officers.

•Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a change-in-control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the change of control). Under the Company’s 2020 Stock Incentive Plan, vesting or exercisability of restricted stock or other equity awards will accelerate in connection with a change-in-control of the Company only if the Named Executive Officer’s employment is involuntarily terminated within 24 months following the change-in-control or, if the change-in-control occurs in connection with an acquisition of the Company, the acquirer of the Company is unwilling to assume or issue substantially equivalent awards in substitution for outstanding awards. Furthermore, those awards define “change-in-control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•The Company has significant stock ownership guidelines for directors and executive officers.

•The Committee values the shareholders’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program. Planned prospective changes to executive compensation in 2021 include (i) aligning Company performance goals for short-term cash bonuses to tactical metrics (e.g. Revenue, Adjusted EBITDA, Adjusted FCF and TRIR), (ii) aligning Company performance goals for long-term performance-based restricted shares to strategic metrics (e.g. Adjusted EBITDA Margin and Adjusted ROIC), (iii) eliminating overlap between short-term and long-term compensation performance goals for certain key senior executives including the CEO and other Named Executive Officers, and (iv) extending the future employment vesting term for certain long-term performance-based restricted shares to five years. The Committee believes these changes will continue to enhance the "pay-for-performance" objectives of our executive compensation.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
    This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table below for the Company’s "Named Executive Officers." For 2020, the Company’s Named Executive Officers consisted of Alan S. McKim, the Chief Executive Officer (the “CEO”), Michael L. Battles, the Chief Financial Officer (the “CFO”), and the three other executive officers who were employed by the Company at the end of 2020 and had the highest total compensation for 2020. For 2020, those three other executive officers were Eric W. Gerstenberg, Chief Operating Officer, Brian P. Weber, Executive Vice President, Corporate Planning and Development, and Sharon Gabriel, Executive Vice President and Chief Information Officer. This Compensation Discussion and Analysis addresses the Company and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
    The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareholder value. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which during 2020 consisted of the four independent directors named below, believes in pay-for-performance. The Committee designs the Company’s compensation programs such that targeted amounts of at least 70% of the CEO’s and the other Named Executive Officers' total potential compensation is at risk.
    The Committee has not granted stock options to any of its executive officers in the past ten years. The portion of total potential compensation which is at risk consists of (i) cash bonuses which will become payable, and performance-based restricted shares which will vest, only if certain objective goals set by the Committee for performance by the Company or for specific executive officers are satisfied, and (ii) a limited amount of time-vesting shares whose value is at risk, dependent upon the market price performance of the Company's common stock over the vesting period, and whose attainment is at risk, dependent upon continued employment of the recipient over the vesting period. The portion of total potential compensation which is not at risk consists of (i) base salaries comparable to those offered by other companies with which the Company competes for executive talent, and (ii) benefits consistent with those available to the Company’s other employees.
    In designing the total potential compensation for Alan McKim, the Company’s CEO, the Committee has also taken into consideration that Mr. McKim is the Company’s founder and largest individual shareholder and therefore his interests are significantly aligned with those of the other shareholders.

    Pursuant to its commitment to pay-for-performance, the Committee has implemented the following practices as in effect for 2020:

Compensation Practices

What We Do	What We Don't Do
✔ We target at least 70% of the CEO's and other NEOs' total potential compensation is at risk.	✘ We haven't issued stock options in more than 10 years.
✔ We emphasize long-term performance through at least 20% of the CEO's and, in most years, 30% of the other Named Executive Officers' total potential compensation consisting of restricted share awards.	✘ We have no term employment contracts with any executive officers.
✔ We only issue performance shares to the CEO, rather than time-vesting shares.	✘ We don't provide perquisites for executive officers in excess of what is available to all employees.
✔ During the past seven years, all grants of equity incentives and substantially all cash bonuses to the Company's executive officers and other senior managers have been made exclusively in accordance with the terms of plans approved by the Company's shareholders.	✘ We don't provide tax gross-ups.
✔ We disallow severance payments to the CEO and require a double-trigger for any potential severance payments to the other Named Executive Officers upon a change of control and, to the extent restricted shares may vest upon a change of control, no vesting unless such change of control actually occurs.	✘ We don't allow short sales or derivative transactions in Company stock, including hedges.
✔ We maintain competitive compensation packages compared to peer group of companies.	✘ We don't pay dividends on unvested restricted shares.
✔ We require significant Company stock ownership for executive officers and directors.	
✔ We will clawback cash bonuses upon certain restatements of the Company's financial statements.

    As illustrated in the tables below, 80% of the CEO’s and 81% of the other Named Executive Officers’ total potential compensation for 2020 was at risk and 20% of the CEO's and 56% for the other Named Executive Officers' total compensation was long-term in nature based on the future vesting periods. The tables are based on the following: 2020 base salaries, as discussed on page 27; performance-based cash bonuses approved by the Committee for 2020, as discussed on pages 27-30; and the grant date fair value of performance-based and time-vesting restricted shares granted by the Committee in 2020, as discussed on pages 30-33.

In establishing the goals for performance-based cash bonuses and performance-based restricted share awards on an annual basis, the Committee has set those goals at levels the Committee believes are sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company's performance. The Committee has also obtained advice from CFS Consulting, Inc., a firm specializing in the development and implementation of executive compensation systems, concerning the structuring of the Company's executive compensation plans.
2020 Results Affecting Executive Compensation
During 2020, the Company’s financial results were significantly impacted by the COVID-19 pandemic. In the latter half of March 2020 and throughout the remainder of the year, the Company was measurably impacted by an overall slowdown in economic activity which included closures at some customer sites and significantly less demand for oil and automotive related products and services as a result of reduced automotive travel. The Company did benefit from significant demand for COVID-19 related disinfecting, decontamination, and disposal related emergency response services and certain employee related benefits under government programs enacted in response to COVID-19. Overall, some of the key factors which related to performance-based compensation for 2020 were as follows:
•The Company’s total revenue for 2020 decreased 7.9% to $3.144 billion, compared with $3.412 billion for 2019.
•The Company’s “Adjusted EBITDA” for 2020 increased 2.8% to $555.3 million, compared with $540.3 million for 2019. Adjusted EBITDA is reported and reconciled to the Company’s net income on page 27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 which accompanies this proxy statement. For 2020 and 2019, Adjusted EBITDA consisted of net income, as determined in accordance with generally accepted accounting principles ("GAAP"), plus accretion of environmental liabilities, depreciation and amortization, net interest expense, loss on early extinguishment of debt and provision for income taxes, but excluding other gains, losses and non-cash charges not deemed representative of fundamental segment results and other expense (income), net.
•The Company’s “Adjusted Return on Invested Capital” (“Adjusted ROIC”) for 2020 was 8.3%, compared to 7.6% for 2019. Adjusted ROIC is calculated in the following manner: Adjusted EBITDA (as defined above) less (i) depreciation expense and (ii) an assumed income tax expense calculated using a 2020 blended statutory rate and applied to Adjusted EBITDA less depreciation. This resulting return measure is then divided by the sum of the average stockholders' equity and debt obligation balances for the year, less average excess cash.
Adjusted EBITDA - Depreciation Expense - Income Tax Expense
Average Stockholders' Equity + Average Debt Obligations - Excess Cash
In calculating the return metric shown, amortization expense associated with the Company's intangible assets is excluded from depreciation expense in the numerator and the liabilities associated with finance leases are included in the Average Debt Obligations in the denominator. The assumed blended statutory tax rate utilized for 2020 was 30%. Excess cash is considered amounts of cash and short-term marketable securities held by the Company in excess of $100 million.

•The Company’s “Adjusted Free Cash Flow” ("Adjusted FCF") increased 27.1% to $265.0 million for 2020, compared to $208.5 million for 2019. Adjusted FCF for 2020 and 2019 is reported and reconciled to the Company's net cash from operating activities on page 38 of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and generally consists of the Company’s cash flow from operations, excluding cash impacts of items derived from non-operating activities (such as taxes paid in connection with divestitures), less additions to property, plant and equipment plus proceeds from sales of fixed assets.
•The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), was 1.15 for 2020.
The Committee established the performance goals for 2020 under the Company’s executive compensation plans in March of 2020 using inputs from the original 2020 budget and performance expectations of the Company for 2020. Although the COVID-19 pandemic was then underway, the Committee did not have sufficient visibility as to the possible effects of the pandemic on the Company’s business to make informed adjustments to the performance goals then being established. In July 2020, due to COVID-19's impact on the Company, the Committee concluded that none of the goals set in March of 2020 (other than TRIR) could likely be achieved. Management of the Company and the Committee recognized that a revision to these performance goals would be warranted in order to incentivize individual performance in the second half of 2020 and position the Company as strong as possible for the next fiscal year. With better visibility as to the effects of COVID-19, the Committee met and reviewed the original performance goals under its cash incentive plans. Ultimately, the Committee reallocated the weighting of the Company specific performance goals, adjusted some of the Company specific performance goals, and limited the maximum amount that could be paid based upon these revised goals. Based upon these revised goals, in March of 2021, the Company paid a cash bonus for 2020 to the CEO equal to 45% of his original target bonus potential, and paid the other Named Executive Officers bonuses equal to 42% of their original target bonus potential for Company performance based cash bonuses.
At its meeting in July 2020, the Committee did not modify goals for bonuses based upon satisfaction of individual personal performance goals or those goals and targets which the Committee had established in March 2020 under the Company’s stock incentive plan. Because the Company’s Adjusted EBITDA Margin and Adjusted FCF for 2020 did satisfy the respective target levels which the Committee had established in March 2020 under the Company’s stock incentive plan, all of the performance shares granted to the CEO in 2020 and 60% of the performance shares granted to other members of senior management (including the other four Named Executive Officers) in 2020 under the Company’s stock incentive plan will vest (subject to continued employment) in the future based on the Company’s performance in 2020.
Role of the Compensation Committee
The Committee currently consists of four independent directors. The Committee’s major responsibilities are to recommend to the full Board the base salary for the Company’s CEO, review and approve the base salaries for the other senior executive officers, administer the Company’s management incentive cash bonus and equity incentive plans, review and approve the Company’s other management compensation policies, and monitor executive officer succession planning. As part of such responsibilities, the Committee administers the Company’s CEO annual incentive bonus plan, management incentive plan, and equity incentive plans described below.
Near the beginning of each fiscal year, the Committee works with the Company’s CEO, CFO, and Chief Human Resources Officer to establish criteria and performance goals for awards under the cash incentive bonus and equity incentive plans and then determines over the course of the year whether any modifications to such goals are appropriate to adjust for extraordinary events such as a major acquisition or divestiture a change in GAAP or, for 2020, the COVID-19 pandemic and related developments. Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year were achieved, the amount (if any) of cash bonuses which the Company will pay to the CEO and other executive officers for that year, and the number (if any) of performance-based restricted shares which are to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO and Chief Human Resources Officer in connection with determination of compensation for senior executive officers.
    Since December 2016, the Committee has delegated to Alan S. McKim, the Company’s CEO, authority to issue each year up to a total of 100,000 performance-based restricted shares and 100,000 time-vesting restricted shares under the Company’s stock incentive plans, provided that no one individual may receive more than 3,000 performance-based restricted shares or 3,000 time-vesting restricted shares and no grants (without specific Committee approval) may be made to any

Named Executive Officer or other senior executive who reports directly to the CEO. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee.
Consideration of Recent Shareholder Input
Our Company is committed to shareholder engagement and we value shareholder input, including the advisory proposal to approve executive compensation. At the Company’s annual meeting of shareholders held on June 3, 2020, the Company’s shareholders approved an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting by a favorable vote of 94.7% of the shares cast on such proposal.
The Committee considered the results of that advisory vote in connection with its determination of compensation for 2020 by continuing the “pay-for-performance” philosophy and objectives used in prior years. In addition and in response to shareholder input during 2020, certain prospective changes will be made to executive compensation in 2021 including (i) aligning Company performance goals for short-term cash bonuses to tactical metrics (e.g. Revenue, Adjusted EBITDA, Adjusted FCF, and TRIR), (ii) aligning Company performance goals for long-term performance-based restricted shares to strategic metrics (e.g. Adjusted EBITDA Margin and Adjusted ROIC), (iii) eliminating overlap between short-term and long-term compensation performance goals for certain key executives, including the CEO and NEOs, and (iv) extending the future employment vesting term for certain long-term performance-based restricted shares. The Committee believes these changes will continue to enhance the "pay-for-performance" objectives of our executive compensation.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values, and priorities of the Company and the interests of its shareholders by making at least 70% of the CEO's and other Named Executive Officers' total potential compensation be at risk. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives through restricted shares.
Use of Compensation Consultants
Under its charter, the Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Committee has periodically engaged CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform market surveys and prepare reports on compensation for executive officers.
    CFS most recently performed this analysis and delivered their report dated July 2020 which updated a similar CFS report dated November 2018. For their 2020 report, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 20 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. The companies selected by CFS for purposes of its 2020 report were:

Advanced Drainage Systems, Inc.	Helmerich & Payne, Inc.	Stanley Black & Decker, Inc.
Advanced Disposal Services, Inc.	Heritage-Crystal Clean, Inc.	Stericycle, Inc.
Chemed Corp.	Huntsman Group	Tetra Tech Inc.
Covanta Holding Corp.	KBR, Inc.	US Ecology, Inc.
Darling Ingredients Inc.	Iron Mountain, Inc.	Waste Connections, Inc.
EMCOR Group, Inc.	Quanta Services, Inc.	Waste Management, Inc.
Harsco Corp.	Republic Services, Inc.
    The 2020 CFS report stated that, while the Company's executive pay philosophy seeks to position the Company’s total pay (at target) to the observed market median value, the Company’s target total pay for 2020 trailed market by more than the typical variance of plus or minus 10% and the Company’s actual executive pay for 2019 was more than 20% below market. The report pointed out that the Company’s grant of long-term equity incentives (particularly for the CEO) was significantly below market.

The Committee considered that report from CFS for purposes of the Committee’s decisions relating to compensation for 2020 including, in particular, grants to certain of the Named Executive Officers in July of 2020 of restricted shares as described below in this Compensation Discussion and Analysis. The Committee intends to continue to engage CFS on a periodic basis to perform similar analyses of the Company's compensation as compared to peer group companies. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2020, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.
Base Salary
As described above under “Role of the Compensation Committee,” the Committee recommends on an annual basis to the Company’s Board of Directors the base salary of the CEO, which base salary is then set by the full Board, and the Committee reviews and approves the base salary of each of the Company’s other Named Executive Officers and other senior executives. For 2018, 2019 and 2020, the Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officers) base salaries which were approximately within the middle third of the peer group companies of comparable size to the Company described above.
    The Committee recommended that the annual base salary of Mr. McKim, the CEO, be set at $1,265,000 for each of 2018, 2019 and 2020, and the Company’s full Board approved those recommendations. The Committee approved annual base salaries of the other Named Executive Officers as follows: Michael L. Battles, the Company’s Chief Financial Officer, $425,000 for 2018 and $540,000 for each of 2019 and 2020; Eric W. Gerstenberg, the Company’s Chief Operating Officer, $575,000 for each of 2018 and 2019 and $625,000 for 2020; Brian P. Weber, Executive Vice President - Corporate Planning and Development, $435,000 for each of 2018, 2019, and 2020; and Sharon Gabriel, Executive Vice President and Chief Information Officer, $300,000 (effective October 1, 2018) for each of 2018 and 2019 and $375,000 for 2020 (effective October 1, 2020).
Benefits
During 2020, the Named Executive Officers and other senior executive officers received the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 69% by the Company and 31% by the employee; life insurance equal to one times base salary with a cap of $1,000,000 (x1 for accidental death); short- and long-term disability insurance; and participation in the Company’s 401(k) Plan, including the Company match.
    Performance-Based Cash Bonuses
    In 2020, the Company maintained two plans under which the Committee was authorized to grant cash bonuses to the Named Executive Officers and other members of senior management based upon satisfaction of performance goals established by the Committee. The first such plan was the 2019 CEO Annual Incentive Bonus Plan (the “CEO Annual Incentive Bonus Plan”), which was approved by the Company’s shareholders at the 2019 annual meeting and will govern the CEO's annual cash bonus through 2023.
    The second such plan was the Management Incentive Plan, as amended and restated effective as of January 1, 2017 (the “MIP”), which applies to senior executive officers other than the CEO and was approved by the Company's shareholders at the 2017 annual meeting and will govern annual cash bonuses through 2021. Under the MIP, the Committee establishes Company-wide performance goals in the first quarter of each fiscal year and annual cash bonuses ("Annual MIP Bonuses") are paid in the first quarter of the following fiscal year based on the achievement of these performance goals. In addition, certain senior executives are eligible to receive an annual cash bonus ("Supplemental Executive Incentive Program" or "SEIP" Bonuses) based on such individual's achievement of certain specific individual performance goals established by the Committee for the year. As described elsewhere in this proxy statement under "Amendment and Restatement of the Company's Management Incentive Plan," on March 11, 2021 the Board approved and is recommending that the shareholders approve at the annual meeting a further amendment and restatement of the MIP to become effective on January 1, 2022.

In accordance with the Company’s two cash bonus plans, the CEO Annual Incentive Bonus Plan and MIP, on March 12, 2020, the Committee established the Company-wide performance goals described below for potential bonuses to be paid under such plans for 2020. Those performance goals were set using input from the original 2020 budget and performance expectations of the Company for 2020 which had then been prepared by the Company’s management. Although the Committee and the Company’s management then realized that the COVID-19 pandemic and related other factors referenced above would likely have a significant impact on the Company’s operations for 2020, the Committee believed that it was not then possible to predict the extent of those consequences. The Committee therefore concluded that, as provided in the plans, the Committee should establish in March performance goals for 2020 based on the information then available but would likely need to modify the goals later in 2020 when the consequences of the COVID-19 pandemic and such other factors became more determinable and management was able to prepare revised expectations for 2020.
Based on the results of the Company’s operations during the first six months of 2020 and the revised expectations for 2020 which management then prepared, the Committee concluded that none of the 2020 performance goals established in March (other than possibly for TRIR) could likely be achieved. The Committee believed that the Company’s CEO and other executive officers had no control over the COVID-19 pandemic or the other factors referenced above and that it would be in the best interests of the Company and its shareholders for the Committee to modify the original goals established in March in order to incentivize management to maximize the Company’s performance during the second half of 2020 and position the Company as strong as possible going into the next fiscal year. On July 31, 2020, the Committee modified the performance goals for cash bonuses potentially payable for 2020 under the Company’s two cash bonus plans in order to:
(i)    lower the threshold, midpoint, and maximum levels of the performance goal for Adjusted EBITDA to levels which then appeared challenging but realistic;
(ii)    eliminate revenue as a performance goal and substitute Adjusted FCF (as such term is described in “2020 Results Affecting Executive Compensation” above) for Adjusted ROIC as one of the remaining three goals;
(iii)    weight both the eligible CEO Annual Incentive Bonus and the eligible Annual MIP Bonus 40% to TRIR, 30% to Adjusted EBITDA and 30% to Adjusted FCF;
(iv)    reduce the dollar amount of the potential bonuses at the midpoint and maximum levels to amounts equal to only 50% of the original potential bonus;
(v)    make payment of all potential bonuses under the plans contingent on achievement of at least the revised threshold level ($485.0 million) of the Adjusted EBITDA goal; and
(vi)    for any performance goal (other than with respect to TRIR) which was achieved at a level between threshold and target or between target and maximum, prorate the amount of the bonus payment based on the level of achievement.
    Bonus for 2020 under the CEO Annual Incentive Bonus Plan
    Consistent with the prior year, on March 12, 2020 the Committee selected revenue, Adjusted EBITDA, Adjusted ROIC and TRIR (as such terms are defined in "2020 Results Affecting Executive Compensation” above) as the goals for calculating potential bonuses to be paid for 2020 under the CEO Annual Incentive Bonus Plan. As described above, the Committee made modifications to the performance goals on July 31, 2020.
The following table describes the Committee's original determination on March 12, 2020 and subsequent modification on July 31, 2020 of the respective levels of those goals for 2020, the respective amounts of the bonuses that could potentially become payable at the threshold, midpoint, and maximum levels for each of those goals, and the

Committee’s determination on, March 10, 2021, of the extent to which each of those goals was achieved during 2020 and the related bonus amount payable based on such achievement (amounts in millions, except percentages and TRIR):

	As Established March 12, 2020			As Modified July 31, 2020
	Threshold	Midpoint	Maximum	Threshold	Midpoint	Maximum	Achievement
Revenue
Goal ($ millions)	$3,415	$3,500	$3,600	N/A	N/A	N/A	N/A
Potential bonus	$63,250	$506,000	$759,000	N/A	N/A	N/A	N/A
Adjusted EBITDA
Goal ($ millions)	$545	$575	$595	$485	$495	$510	$555
Potential bonus	$63,250	$1,012,000	$1,518,000	$19,000	$380,000	$569,000	$569,000
Adjusted ROIC
Goal	7.70%	8.70%	9.20%	N/A	N/A	N/A	N/A
Potential bonus	$63,250	$506,000	$759,000	N/A	N/A	N/A	N/A
Adjusted FCF
Goal ($ millions)	N/A	N/A	N/A	$200	$210	$230	$265
Potential bonus	N/A	N/A	N/A	$19,000	$380,000	$569,000	$569,000
TRIR
Goal	N/A	1.01	1.00	N/A	1.01	1.00	1.11
Potential bonus	N/A	$506,000	$759,000	N/A	$505,000	$759,000	0
Total potential bonus	$189,750	$2,530,000	$3,795,000	$38,000	$1,265,000	$1,897,000	$1,138,000
    The Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2020, both as originally established on March 12, 2020 and as modified on July 31, 2020, were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals.
    Bonuses for 2020 under the MIP
In March 2020, the Company's CEO, based on advice from those senior executive officers and its subsidiaries who report directly to the CEO, selected a total of 61 managers, including all of the Named Executive Officers other than the CEO (who does not participate in the MIP) to participate in the MIP for 2020. The eligible Annual MIP Bonuses, as authorized by the Committee as described below, were generally between 10% and 50% (depending on the respective levels of management responsibility) of the base salaries of those managers. There were 56 managers who participated in the 2020 Annual MIP Bonus payout in early 2021. Only nine managers (excluding one manager who resigned from the Company during January 2021), including all the NEOs other than the CEO, also participated in the SEIP Bonuses under the MIP.
Annual MIP Bonuses - The Committee selected revenue, Adjusted EBITDA, Adjusted ROIC and TRIR as the goals for calculating potential Annual MIP Bonuses with relative weightings of 20%, 40%, 20%, and 20% respectively. As defined in the MIP, those terms have the meanings defined above under “2020 Results Affecting Executive Compensation” and are the same as used under the CEO Annual Incentive Bonus Plan. The Committee approved a threshold, midpoint, and maximum level for each of the goals at 5%, 100%, or 140% of the potential maximum Annual MIP Bonus, respectively.
As described in more detail above, on July 31, 2020 when the Committee modified the performance goals for potential cash bonuses for 2020 under both the Company’s cash bonus plans, the Committee eliminated revenue as a goal and substituted Adjusted FCF for Adjusted ROIC as one of the three remaining goals under both plans. Additionally, the relative weightings were changed to 30%, 30%, and 40% for Adjusted EBITDA, Adjusted FCF, and TRIR, respectively and the potential payouts associated with the midpoint and maximum levels were reduced by 50%.

The following table describes the respective levels of the original and revised goals for 2020 and the Committee's determination at its meeting on March 10, 2021 of the extent to which each of those goals was achieved during 2020 (amounts in millions, except percentages and TRIR):

	As Established March 12, 2020			As Modified July 31, 2020
	Threshold	Midpoint	Maximum	Threshold	Midpoint	Maximum	Achievement
Revenue
Goal	$3,415	$3,500	$3,600	N/A	N/A	N/A	N/A
Adjusted EBITDA
Goal	$545	$575	$595	$485	$495	$510	$555
Adjusted ROIC
Goal	7.70%	8.70%	9.20%	N/A	N/A	N/A	N/A
Adjusted FCF
Goal	N/A	N/A	N/A	$200	$210	$230	$265
TRIR
Goal	N/A	1.01	1.00	N/A	1.01	1.00	1.15
Actual 2020 achievement resulted in payouts at 42% of the individuals' original maximum Annual MIP Bonuses.
SEIP Bonuses - Each participant in the SEIP had a potential right to receive a bonus (in addition to the Annual MIP Bonus described above) based on satisfaction of certain personal goals approved by the Committee during the first quarter of 2020, provided he or she remained an employee of the Company at the time the bonuses became potentially payable in March 2021. One of the ten eligible participants resigned from the Company during January 2021 was therefore not eligible for the bonus payment. Potential bonuses under the SEIP were between 40% and 100% (depending on the participant) of base salary for each SEIP participant if all personal goals established were fully achieved.
Based on the Company’s overall performance during 2020, as described above, and achievement by the SEIP members of certain of their personal goals, the Committee approved on March 10, 2021, a total of $4.4 million of MIP bonuses for 2020, consisting of $1.8 million for the Annual MIP Bonuses described above and $2.6 million based upon achievement of SEIP goals.
    The Committee believes that the goals for Company performance and the SEIP personal goals established under the MIP for 2020, both as originally established on March 12, 2020 and as modified on July 31, 2020, were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including targets for health and safety in the overall Annual MIP Bonus goals and the SEIP personal goals of certain of the Named Executive Officers for 2020, the goals were consistent with reducing the Company’s overall risks.
    Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives. Since 2005, the Committee has not provided stock options to any of its executive officers and all of the equity incentives provided have been in two forms, namely (i) performance-based restricted shares (“performance shares”) which vest (subject to continued employment) only if the Company satisfies certain performance goals established by the Committee prior to the grant date and (ii) a limited amount of time-vesting restricted shares (“time-vesting shares”) which vest only if the recipient remains employed by the Company on certain specified future dates and which therefore serve as a retention incentive as well as increasing the respective ownership interest in the Company during such vesting period.
In 2019 and 2020, the Committee granted performance shares as a form of long-term equity incentive to the CEO and certain other senior executives and managers (including the other Named Executive Officers) constituting the Strategic Leadership Team (the “SLT”) with performance goals as described below and certain additional vesting requirements. Grants made prior to June 3, 2020 were made pursuant to the 2019/2020 Long-Term Equity Incentive Program ("LTEIP") established by the Committee under the Company's 2010 Stock Incentive Plan, and grants made after June 3, 2020 were made pursuant to the 2020/2021 LTEIP established by the Committee under the Company's 2020 Stock Incentive Plan.
    For performance shares to be awarded under the 2019/2020 LTEIP to participants other than the CEO, on March 3, 2019, the Committee established the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin (namely, Adjusted EBITDA divided by revenue), Adjusted FCF, and TRIR. Each goal under the 2019/2020 LTEIP had a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2019 Achievement	2020 Achievement
Revenue (20%)	$3.55 billion	$3.50 billion	$3.41 billion	$3.14 billion
Adjusted EBITDA Margin (30%)	16.3%	15.9%	15.8%	17.7%
Adjusted FCF (30%)	$240 million	$230 million	$209 million	$265 million
TRIR (20%)	1.02	1.04	1.05	1.15
For performance shares to be awarded under the 2019/2020 LTEIP to the CEO, only the Adjusted EBITDA Margin and Adjusted FCF performance goals were selected, and therefore those performance goals were weighted 50% each.
Achievement of each of the performance goals for the 2019/2020 LTEIP described above would be determined independently. If the target level for any one or more of the goals were achieved by December 31, 2019, the shares which could potentially vest based on achievement of that goal would vest in two equal installments on March 15, 2020 and December 15, 2020 (subject to continued employment). For any goal for which the target level was not achieved by December 31, 2019 but either the target or threshold level was achieved by December 31, 2020, all (for target) or 50% (for threshold) of the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on each of March 15, 2021, December 15, 2021, and December 15, 2022 (subject to continued employment). If the Company did not achieve at least the threshold level for a particular goal by December 31, 2020, all of the performance shares awarded under the 2019/2020 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
On July 1, 2019, the Committee granted a total of 120,987 performance shares under the 2019/2020 LTEIP, of which 18,641 were granted to Mr. McKim and 102,346 were granted to a total of 115 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of his base salary for 2019, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 15% and 75% of his or her base salary for 2019. Each of the Named Executive Officers (other than Mr. McKim) received performance shares then valued at either approximately 75% (Mr. Gerstenberg), 70% (Mr. Battles and Mr. Weber) or 40% (Ms. Gabriel) of his or her base salary. On August 2, 2019, October 1, 2019, and December 1, 2019, five additional members of the SLT (none of whom is a Named Executive Officer) also received 88, 2,343, and 1,616 performance shares, respectively.
On March 12, 2020, the Committee determined that the Company's performance during 2019 had not satisfied the target levels of any of the performance goals for the 2019/2020 LTEIP described in the table above, and therefore none of the performance shares awarded pursuant to the 2019/2020 LTEIP would vest based on the Company’s 2019 results. On March 10, 2021, the Committee determined that the Company’s Adjusted EBITDA Margin and Adjusted FCF for 2020 had satisfied the target levels of those respective goals, and therefore all, for the CEO, and 60%, for the members of the SLT, of such performance shares would vest (subject to continued employment) by December 15, 2022. However, because the Committee determined that the Company’s 2020 revenue and TRIR had not satisfied at least the threshold levels for those goals under the 2019/2020 LTEIP described in the table above, 40% of the performance shares granted under the 2019/2020 LTEIP to the SLT members were forfeited.
On March 12, 2020, the Committee established the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Adjusted FCF, and TRIR for performance shares to be issued under the 2020/2021 LTEIP to participants other than the CEO. Each goal under the 2020/2021 LTEIP has a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2020 Achievement
Revenue (20%)	$3.60 billion	$3.55 billion	$3.14 billion
Adjusted EBITDA Margin (30%)	16.7%	16.6%	17.7%
Adjusted FCF (30%)	$240 million	$230 million	$265 million
TRIR (20%)	0.99	1.00	1.15

For performance shares to be awarded under the 2020/2021 LTEIP to the CEO, only the Adjusted EBITDA Margin and Adjusted FCF performance goals were selected, and therefore those performance goals were weighted 50% each.
Achievement of each of the performance goals for the 2020/2021 LTEIP described above would be determined independently. If the target level for any one or more of those goals were achieved by December 31, 2020, the shares which could potentially vest based on achievement of that goal would vest in equal installments on March 15, 2021 and December 15, 2021 (subject to continued employment). For any goal for which the target level was not achieved by December 31, 2020 but either the target or threshold level was achieved by December 31, 2021, all (for target) or 50% (for threshold) of the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on each of March 15, 2022, December 15, 2022, and December 15, 2023 (subject to continued employment). If the Company did not achieve at least the threshold level for a particular goal by December 31, 2021, all of the performance shares issued under the 2020/2021 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
As described above under “Performance-Based Cash Bonuses,” on July 31, 2020, the Committee modified the 2020 goals for the two cash bonus plans. However, the Committee decided not to modify the performance goals for performance shares issued under the 2020/2021 LTEIP described above primarily because (i) the performance goals which the Committee had established under the 2020/2021 LTEIP were based exclusively (for the CEO) or 60% (for the SLT members) on Adjusted EBITDA Margin and Adjusted FCF, which the Committee anticipated would (primarily because of the Company’s ability to reduce costs) be less likely than revenue to be adversely affected by the COVID-19 pandemic, and (ii) the Company’s performance during both 2020 and 2021 (as opposed to during only 2020) will determine the extent, if any, to which performance shares awarded in 2020 will vest (subject to continued employment).
Effective July 1, 2020, the Committee granted a total of 161,610 performance shares under the 2020/2021 LTEIP, of which 24,118 were granted to Mr. McKim and 137,492 were granted to a total of 111 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2020, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 15% and 100% of his or her base salary for 2020. Each of the Named Executive Officers (other than Mr. McKim) received performance shares then valued at either approximately 80% (Mr. Gerstenberg), 75% (Mr. Battles and Mr. Weber), or 40% (Ms. Gabriel) of his or her base salary.
On March 10, 2021, the Committee determined that the Company's Adjusted EBITDA Margin and Adjusted FCF for 2020 had satisfied the respective performance goals at the target level as described in the table above for the 2020/2021 LTEIP, but that the Company's revenue and TRIR for 2020 were below the respective target levels for each of those goals. The Committee therefore then determined that all, for the CEO, and 60%, for the SLT members, of the performance shares granted under the 2020/2021 LTEIP would vest by December 15, 2021 (subject to continued employment) based upon the Company's performance during 2020. Depending upon the Company's performance during 2021, the remaining 40% of the performance shares granted to the SLT members under the 2020/2021 LTEIP which did not and will not vest based on the Company's 2020 performance shares remain subject to potential future vesting or forfeiture.
In addition to performance shares as described above, the Committee and the CEO (under delegated authority from the Committee as described above) also granted a total of 205,220 time-vesting shares under the Company’s 2020 Stock Incentive Plan or the Company’s 2010 Stock Incentive Plan (under which 31,750 of such 205,220 shares were granted prior to the effective date of the 2020 Stock Incentive Plan on June 3, 2020). These time-vesting shares were granted to a total of 132 employees, with vesting generally over either a three or five-year period and which had market values ranging from $45.91 to $85.75 per share on the respective grant dates. Of those 205,220 time-vesting shares, Mr. McKim, the CEO, received no shares, Mr. Battles, the Chief Financial Officer, received 30,147 shares, Mr. Gerstenberg, the Chief Operating Officer, received 33,960 shares, Mr. Weber, Executive Vice President-Corporate Planning and Development, received 3,317 shares, and Ms. Gabriel, Executive Vice President and Chief Information Officer, received 8,715 shares. These time-vesting shares include both discrete grants and annual grants of shares in accordance with compensation agreements. Of the total of 30,147 time-vesting shares granted by the Committee in 2020 to Mr. Battles, on July 1, 2020, the Committee granted 25,000 shares to Mr. Battles in consideration of the CFS report described in "Use of Compensation Consultants" above and in recognition of Mr. Battles' efforts and achievements including his leadership through the sudden departure of the former president of Safety-Kleen, Inc., the consolidation of Safety-Kleen’s Richardson, Texas headquarters into the Company's principal executive offices in Norwell, Massachusetts, and the refinancing of a substantial portion of the Company’s total outstanding debt.
At the meeting of the Committee held on December 9, 2020, the Committee agreed that for 2021 and future years (i) Company performance goals for short-term cash bonuses would align to tactical metrics (e.g. Revenue, Adjusted EBITDA, Adjusted FCF and TRIR), (ii) Company performance goals for long-term performance-based restricted shares would align to strategic metrics (e.g. Adjusted EBITDA Margin and Adjusted ROIC), (iii) overlap between short-term and long-term compensation performance goals would be eliminated for certain key executives including the CEO and other NEOs, and (iv) the future employment vesting term for certain long-term performance-based restricted shares would be extended.
Accounting and Tax Considerations
    Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation that may be deducted per “covered employee” to $1.0 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act on December 22, 2017, beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for any fiscal year after 2016. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018). Thus, compensation deductions for any covered employee are subject to a $1.0 million annual deduction limitation (other than for certain compensation that satisfies requirements for grandfathering under the 2017 Act). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1.0 million limitation for the Named Executive Officers is not material relative to the benefit of being able to attract, retain, and incentivize talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.
    Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company therefore intends that its compensation arrangements be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section.
Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold stock valued at five times their annual cash retainers; the CEO is expected to hold stock valued at six times his annual base salary; the Named Executive Officers (other than the CEO) are expected to hold stock valued at three times their annual base salaries; and other executive officers are expected to hold stock valued at two times their annual base salaries. Other than for forfeitures or sales required to pay taxes, no sales of shares may occur during periods when less than the minimum amount of shares are held.
Valuation of share ownership is determined based upon the three-week average price at year end. Restricted shares subject to time vesting and performance shares which have vested (subject to continued employment) based on achievement of performance goals are included within the total shares held for purposes of the ownership requirements, but performance shares for which the performance goals have not yet been achieved are not included. In the event of hardship affecting any director or executive officer, the Committee has authority to waive the stock ownership guidelines to the extent it deems appropriate. If a director or executive officer is in compliance with the minimum amount of shares, a subsequent decline in the market value of the Company’s common stock will not cause noncompliance provided the director or executive officer continues to hold the same number of shares.

    As of December 31, 2020, all of the Company’s directors and executive officers were in compliance with the stock ownership guidelines.
Policies Prohibiting Hedging and Short Selling
The Company’s insider trading policy, as currently in effect, prohibits all directors and executive officers (including, among others, the CEO and the other Named Executive Officers) from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with the ownership of the Company’s securities. No covered person may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of the Company’s securities. These types of transactions are commonly known as “hedging.”
The Company’s insider trading policy also prohibits directors and executive officers from selling the Company’s securities short, which is the practice of selling securities that are not owned by the seller. This prohibition also includes “short sales against the box,” where the seller actually owns the securities being sold but may not be required to deliver them to the purchaser within a specified time period after the sale if certain market prices for the Company's securities are not reached.
Clawback Policy
    Any cash bonus awarded by the Compensation Committee to any executive officer (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended) in any of the Company's cash incentive or bonus plans is subject to repayment if either (i) the Company’s financial statements are restated and the Committee determines that any misstatement in such financial statements which gave rise to payment of such bonus resulted from such recipient’s gross negligence, intentional misconduct, or fraud or (ii) such recipient causes, in the sole determination of the Committee, material reputational, or economic damage to the Company by reason of such recipient's violation of any non-competition, non-solicitation, non-disclosure, non-disparagement, or similar obligation or such recipient's gross negligence or violation of any applicable law.
Employment, Termination of Employment, and Change of Control Agreements
The Company does not typically have term employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under the Company's CEO Annual Incentive Bonus Plan, certain performance and time-vesting restricted share award agreements, and the retention agreements granted to some executive officers.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management other than the CEO. If designated to participate in the Retention Plan, in order to receive severance payments, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for a specified period following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary for one year (or two years for Mr. Gerstenberg and six months for Ms. Gabriel), offset by the amount of earnings from other employment obtained, for various periods of time, typically up to a maximum of one year (two years for Mr. Gerstenberg and six months for Ms. Gabriel) after termination of employment. In addition to such severance, continued medical, dental, life insurance, and other benefits, if any, will be payable to the executive as in effect at the time of his termination of employment for a period consistent with the severance term.
    Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) the executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) the executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) the executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.

Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Thomas J. Shields, Chair Edward Galante John T. Preston Andrea Robertson

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
    The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company at the end of 2020 (such five executives being collectively the “Named Executive Officers”). As described in footnote (1) below, the “Stock Awards” and “Total” columns in the table include amounts related to (i) all time-vesting share awards and (ii) performance-based share awards if, as of the end of the respective grant years shown in the table, the Company's management believed it was then probable that the performance goals for performance-based shares issued in that year would be achieved although the Named Executive Officers will never realize any value from performance-based share awards if such performance goals are not achieved. However, awards for which it was determined as of the end of the respective grant year that performance goals were not probable of being achieved may in fact subsequently vest if such goals are achieved, and the amounts of related compensation then realized may differ materially from the grant date amounts listed in the Summary Compensation Table and related footnotes. In addition, all time-vesting and performance-based shares are reported in several different tables in this proxy statement, and investors should therefore take care not to “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Alan S. McKim	2020	$1,265,000	$—	$1,406,079	$1,138,500	$18,953	$3,828,532
Chairman of the Board	2019	1,265,000	—	328,687	2,511,088	9,124	4,113,899
and Chief Executive Officer	2018	1,265,000	—	673,599	3,000,000	8,274	4,946,873
Michael L. Battles	2020	540,000	—	2,009,636	588,600	5,832	3,144,068
Executive Vice President	2019	540,000	—	560,146	551,264	2,635	1,654,045
and Chief Financial Officer	2018	425,000	—	819,169	784,080	1,785	2,030,034
Eric W. Gerstenberg	2020	625,000	125,000(4)	2,292,484	681,250	5,927	3,604,661
Executive Vice President	2019	575,000	—	1,692,370	759,000	3,077	3,029,447
and Chief Operating Officer	2018	575,000	—	688,930	977,500	2,199	2,243,629
Brian P. Weber	2020	435,000	—	396,440	474,150	5,538	1,311,128
Executive Vice President,	2019	435,000	—	228,309	552,450	2,663	1,218,422
Corporate Planning and Development	2018	435,000	—	591,515	626,400	1,813	1,654,728
Sharon Gabriel	2020	318,755	—	536,654	329,593	4,925	1,189,927
Executive Vice President	2019	300,000	—	81,053	345,004	1,840	727,897
and Chief Information Officer	2018	262,500	—	271,307	450,000	955	984,762
__________________________
(1)    The Company did not grant any stock options during 2020, 2019, or 2018. The grant date fair values of restricted stock awards are computed in accordance with the accounting standard for share-based payments. For time-vesting shares, the full grant date fair value is reported in the grant year. For performance-based awards, the value reported in the grant year is the full grant date fair value adjusted for the probability of achievement determined as of the end of that year. For the 2020 grant of performance-based awards, management determined that, as of the end of that year, it was then probable that 100% of Mr. McKim's performance targets and 60% of the other NEO's performance targets would be achieved. However, if the highest level of performance conditions were to be achieved during the two-year performance period, the full values of the 2020 performance-based awards on the grant date would increase the 2020 Stock Awards and Total figures in the table above as follows: Mr. McKim - $0; Mr. Battles - $168,044; Mr. Gerstenberg - $208,411; Mr. Weber - $135,373; Ms. Gabriel - $53,333.
(2)     Non-Equity Incentive Plan Compensation represents annual cash incentive awards pursuant to (i) in the case of Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”) as described under “Non-Equity Incentive Plan Compensation". Except for the CEO Annual Incentive Bonus Plan and the MIP, during 2020, 2019, or 2018, the Company did not have any non-equity incentive plan, long-term cash incentive plan, pension plan, or deferred compensation plan under which any of the Named Executive Officers participated.
(3)    All other compensation consists of matching 401(k) Plan contributions and group term life insurance benefits which are available to all employees and, in 2020, included a $1,275 cash payment paid to individuals providing services at the Corporate headquarters during the height of the COVID-19 pandemic.

(4)    In addition to the cash bonus received for 2020 under the MIP as described under "Non-Equity Incentive Plan Compensation," Mr. Gerstenberg received a $125,000 supplemental cash bonus for 2020 as recognition for successfully managing the Environmental Services business through the COVID-19 pandemic and taking on additional responsibilities associated with the Safety-Kleen branch business.
Grants of Plan-Based Awards
    The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint, and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain Company and/or individual performance criteria for payment during the first quarter of 2021 for the year ended 2020 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the time-vesting shares and performance-based shares granted during 2020 under the Company’s 2010 and 2020 Stock Incentive Plans. The respective amounts of such potential cash bonuses give effect to the modification described above on July 31, 2020 by the Committee of such potential amounts and the related performance criteria. The actual amounts of the cash bonuses which were paid for 2020 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are included above in the Summary Compensation Table. During 2020, the only equity awards made to the Named Executive Officers were the performance and time-vesting shares described in the following table, and no stock options, stock appreciation rights or similar equity awards were issued, repriced, or otherwise modified during 2020.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP (1)			Time-Vesting Share Awards		Performance-Based Share Awards
						Grant Date Fair Value of Stock Awards(2)		Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares		No. Shares
Alan S. McKim	N/A	$38,000	$1,265,000	$1,897,500
	7/1/2020				—	$—	24,118	$1,406,079

Michael L. Battles	N/A	438,750	567,000	621,000
	7/1/2020				5,147	300,070	7,206	420,110
	7/1/2020				25,000	1,457,500	—	—

Eric W. Gerstenberg	N/A	632,813	781,250	843,750
	7/1/2020				33,960	1,979,868	8,937	521,027

Brian P. Weber	N/A	353,438	456,750	500,250
	7/1/2020				3,317	193,381	5,805	338,432

Sharon Gabriel	N/A	258,988	334,693	366,568
	4/1/2020				2,000	91,820	—	—
	7/1/2020				1,715	99,985	2,287	133,332
	11/1/2020				5,000	264,850	—	—
_______________________
(1)    For bonuses under the MIP, the amounts include both Annual MIP Bonus and SEIP Bonus as discussed in "Compensation Discussion and Analysis" above in this proxy statement. Amounts herein are the revised potential cash bonuses established under the plan. In March 2020, the Committee established the performance goals for these plans. In July 2020, in response to the impact of the COVID-19 pandemic, the Committee revised the Company performance based goals for the cash bonus as allowed for under the CEO Annual Incentive Bonus Plan and MIP. For a description of the changes, see the "Performance-Based Cash Bonuses" section above. SEIP bonuses are included in all three columns at 100% potential achievement.
(2)     The grant date fair values of restricted stock awards are computed in accordance with the accounting standard for share-based payments. For a description of the assumptions used in determining these values, see Note 16, “Stock-Based Compensation,” to the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards At Fiscal Year-End
The following table sets forth the equity awards held at December 31, 2020 by each of the Named Executive Officers.

		Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market value of shares or units of stock that have not vested (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1)
Alan S. McKim	7/1/2018	4,042	(2)	$307,596	—	$—
	7/1/2019	18,641	(3)	1,418,580	—	—
	7/1/2020	24,118	(4)	1,835,380	—	—

Michael L. Battles	6/8/2016	626	(5)	47,639	—	—
	7/1/2017	1,062	(5)	80,818	—	—
	8/1/2017	403	(5)	30,668	—	—
	4/1/2018	1,667	(6)	126,859	—	—
	7/1/2018	950	(2)	72,295	—	—
	7/1/2018	4,074	(5)	310,031	—	—
	8/1/2018	1,000	(6)	76,100	—	—
	7/1/2019	3,342	(3)	254,326	—	—
	7/1/2019	3,978	(5)	302,726	—	—
	9/1/2019	2,000	(6)	152,200	—	—
	7/1/2020	25,000	(6)	1,902,500	—	—
	7/1/2020	4,324	(4)	329,056	2,882	219,320
	7/1/2020	5,147	(5)	391,687	—	—

Eric W. Gerstenberg	6/8/2016	1,754	(5)	133,479	—	—
	7/1/2017	2,973	(5)	226,245	—	—
	7/1/2018	1,378	(2)	104,866	—	—
	7/1/2018	8,268	(5)	629,195	—	—
	2/1/2019	13,334	(6)	1,014,717	—	—
	7/1/2019	3,812	(3)	290,093	—	—
	7/1/2019	6,354	(5)	483,539	—	—
	7/1/2020	5,362	(4)	408,048	3,575	272,058
	7/1/2020	33,960	(7)	2,584,356	—	—

Brian P. Weber	6/8/2016	675	(5)	51,368	—	—
	7/1/2017	1,200	(5)	91,320	—	—
	4/1/2018	1,667	(6)	126,859	—	—
	7/1/2018	973	(2)	74,045	—	—
	7/1/2018	3,336	(5)	253,870	—	—
	7/1/2019	2,692	(3)	204,861	—	—
	7/1/2019	2,564	(5)	195,120	—	—
	7/1/2020	3,483	(4)	265,056	2,322	176,704
	7/1/2020	3,317	(5)	252,424	—	—

Sharon Gabriel	7/1/2017	114	(5)	8,675	—	—
	2/1/2018	1,000	(6)	76,100	—	—
	7/1/2018	319	(2)	24,276	—	—
	7/1/2018	959	(5)	72,980	—	—
	7/1/2019	1,061	(3)	80,742	—	—
	7/1/2019	884	(5)	67,272	—	—
	4/1/2020	2,000	(6)	152,200	—	—
	7/1/2020	1,372	(4)	104,409	—	—
	7/1/2020	1,715	(5)	130,512	915	69,632
	11/1/2020	5,000	(6)	380,500	—	—

__________________________
(1)    The fair value of the restricted stock is computed using the December 31, 2020 closing stock price of $76.10.
(2)    Represents performance-based awards that vest on December 15, 2021.
(3)    Represents performance-based awards that vest on ratably on March 15, 2021, December 15, 2021, and December 15, 2022.
(4)    Represents performance-based awards that vest on ratably on March 15, 2021 and December 15, 2021.
(5)    Represents an annual grant of time-vesting shares. Annual grants vest 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date.
(6)    Represents a grant of time-vesting shares vesting ratably on the anniversary of the grant date over three years.
(7)    Represents an annual grant of time-vesting shares. Mr. Gerstenberg's annual grants vest ratably on the anniversary of the grant date over three years.
Option Exercises and Stock Vested
    The Company has not granted any stock options to its Named Executive Officers for more than ten years, and no stock options were either exercised during 2020 or held at year-end by any Named Executive Officer. The following table shows for each Named Executive Officer the aggregate number of restricted shares vested during 2020, including time-based shares and any performance-based shares, and the value of those shares upon vesting using the closing price of the Company's Common Stock on the vesting date. The high and low closing prices of the Company's Common Stock in 2020 were $88.37 and $31.36, respectively. The closing price at December 31, 2020 was $76.10. No stock appreciation rights (“SARs”) were exercised during 2020 or held by such individuals at year-end.

	Stock Awards
Name	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	13,084	$744,177
Michael L. Battles	14,407	801,134
Eric W. Gerstenberg	26,380	1,748,104
Brian P. Weber	12,709	713,857
Sharon Gabriel	2,876	183,619

Potential Payments Upon Termination or Change Of Control
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2020. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	Restricted Stock Vesting Acceleration (1)	$—	$—	$3,561,556
	2019 CEO Annual Incentive Bonus Plan	—	—	1,138,500
Michael L. Battles	Restricted Stock Vesting Acceleration (1)	—	—	4,296,225
	Key Employee Retention Plan	540,000	—	540,000
Eric W. Gerstenberg	Restricted Stock Vesting Acceleration (1)	—	—	6,146,598
	Key Employee Retention Plan	1,250,000	—	1,250,000
Brian P. Weber	Restricted Stock Vesting Acceleration (1)	—	—	1,691,627
	Key Employee Retention Plan	435,000	—	435,000
Sharon Gabriel	Restricted Stock Vesting Acceleration (1)	—	—	1,167,298
	Key Employee Retention Plan	187,500	—	187,500
__________________________
(1)    The fair value of the restricted stock is computed using the December 31, 2020 closing stock price of $76.10.

(2)    The executive is eligible for payment of base salary until the first to occur of either (i) one year (or two years for Mr. Gerstenberg or six-months for Ms. Gabriel) or (ii) earlier employment, as well as up to one year (or two years for Mr. Gerstenberg or six-months for Ms. Gabriel) of continued medical, dental, life insurance, and other benefits, if any, and $15,000 (or $10,000 for Mr. Battles) in out-placement services. In addition, Mr. Gerstenberg is eligible to receive a bonus for the year in which his employment is terminated equal to the average of his bonuses over the past two years.
(3)    Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.
Pay Ratio Information
    As a result of the Dodd-Frank Act, the SEC requires disclosure of the relationship between the annual total compensation of our Chief Executive Officer ("CEO") and our median employee. For 2020:
•The annual total compensation of the median employee identified was $68,770.
•The annual total compensation of our CEO was $3,828,532.
As a result, for 2020, our CEO pay ratio was approximately 56:1.
    To calculate the ratio above, we identified the median employee from a list of Company employees located in the United States and Canada, whether employed on a full-time, part-time basis, or temporary as of December 31, 2020, excluding our CEO. As permitted by SEC rules, we excluded our employees in India from our review because those individuals make up less than 5% of our total employee base. As of December 31, 2020, the Company had 498 employees located in India and nearly 14,000 active employees in total.
To determine the median employee, we reviewed the 2020 earnings of each listed employee during 2020, converted to U.S. dollars at appropriate exchange rates for non-U.S. employees and annualized for any full time or part time employee who did not work for the entire year. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. After identifying that median employee, we calculated the annual total 2020 compensation of such employee in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table, and then compared the 2020 compensation of such median employee to the 2020 compensation of our CEO as reported in the Summary Compensation Table above in this proxy statement.

AMENDMENT AND RESTATEMENT OF THE COMPANY’S MANAGEMENT INCENTIVE PLAN
(Item 3 on Proxy Form)

The Company now has in effect a Management Incentive Plan, as amended and restated effective January 1, 2017 (the "Existing MIP"), and a 2019 CEO Annual Incentive Bonus Plan (the “CEO Incentive Plan,” and together with the Existing MIP, the “Existing Cash Bonus Incentive Plans”). Section 2 of the Existing MIP provides that Plan will continue in effect until either (i) terminated by the Board or the Board’s Compensation Committee (the "Committee"), or (ii) the Company’s shareholders fail to approve at least once in every five years the material terms of the performance goals under which the Committee can award bonuses under that Plan. Section 5(h) of the CEO Incentive Plan provides that Plan will remain in effect until payment of the annual incentive bonus (if any) for the Plan year ending December 31, 2023, unless that Plan is earlier terminated by the Board or the Committee. The Existing Cash Bonus Incentive Plans provide only for potential cash bonuses and do not authorize issuance of any stock or other equity in the Company.

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally limits the Company’s ability to deduct any amount of compensation paid to any of the Company’s “covered employees” in any year in excess of a total of $1.0 million for federal income tax purposes. Section 162(m) and the IRS regulations thereunder define “covered employees” to include the Company’s CEO, CFO, and the next three highest paid executives during any fiscal year beginning after 2016. However, prior to the enactment of the Tax Cuts and Jobs Act (the “2017 Tax Act”) on December 22, 2017, Section 162(m) permitted, full deductibility of compensation which qualified as “performance-based.” For fiscal years ended on or prior to December 31, 2017, one of the requirements for “performance-based” compensation was that such compensation be paid under a plan approved by a company’s shareholders and that, subsequent to that initial shareholder approval, the shareholders approve at least once in every five years the material terms of the goals for potential payment of bonuses under the plan. The Existing MIP therefore contains the requirement for such subsequent shareholder approval described above. However, because the CEO Incentive Plan was adopted by the Board and approved by the shareholders after the 2017 amendment of Section 162(m), the CEO Incentive Plan contains no references to Section 162(m) or any requirement for subsequent shareholder approval of performance goals.

Because of the amendment of Section 162(m) by the 2017 Tax Act, the Company is no longer able to deduct any bonus paid to any “covered employee” to the extent that such employee’s total compensation (including such bonus) in any fiscal year exceeds $1.0 million. Accordingly, the Existing MIP’s requirement for shareholder approval of the material goals at least once in every five years is no longer relevant for tax deduction reasons. However, the Board of Directors believes that it is in the best interests of the Company’s shareholders that the Existing MIP, with certain changes described below, remain in effect and that bonuses continue to be payable thereunder, and also that the two Existing Cash Bonus Incentive Plans be combined. The Board of Directors also believes that the Company’s shareholders should continue to have a right to vote at least once in every five years upon the material terms of the performance goals from which the Committee is authorized to select for payment of potential bonuses.

Accordingly, on March 11, 2021, the Board, acting on the recommendation of the Committee, approved and recommends that the shareholders approve an Amended and Restated Management Incentive Plan to become effective January 1, 2022 (the “Amended and Restated MIP”). For the reasons described above, the Amended and Restated MIP deletes all references to Code Section 162(m). Except for that deletion and the change in the effective date, the only significant changes in the terms of the Amended and Restated MIP from those of the Existing Cash Bonus Incentive Plans are (i) the addition of the CEO to the executive officers who will be potentially able to receive cash bonuses under the Amended and Restated MIP, (ii) the addition of “Total Shareholder Return” and health, safety and compliance statistics to, and the deletion of “MIP EBITDA” from, the list of “Performance Criteria” from which the Committee may select for determining potential bonuses payable to all participants, (iii) increased flexibility for the Committee in establishing “Personal Goals” for determining potential supplemental bonuses payable to those members of the Executive Staff (other than the CEO) who participate in the Senior Executive Incentive Program (“SEIP”) under the MIP, and (iv) the deletion from the Existing MIP of the requirement that the total amount of cash bonuses payable to any single participant for any one year be limited to $2.0 million (which requirement was included in the Existing MIP because of a Section 162(m) requirement which is no longer relevant). Because the existing CEO Incentive Plan was approved by the shareholders following the 2017 amendment of Section 162(m), the existing CEO Incentive Plan does not contain any such limitation on the specific amount of annual bonuses.

Subject to approval by the shareholders at the annual meeting of the Amended and Restated MIP, the Board, at its meeting on March 11, 2021, also approved the termination of the existing CEO Incentive Plan effective upon the payment to the CEO of any bonus awarded thereunder for the year ending December 31, 2021. At that March 10 meeting of the

Committee the goals for such a potential bonus for 2021 were established but, as described above, if the shareholders approve the Amended and Restated MIP, there will no longer be any need for a separate CEO Incentive Bonus Plan after the payment of such bonus (if any) for 2021. This is because, for years commencing on or after the effective date of the Amended and Restated MIP on January 1, 2022, the CEO will be added to the executive officers potentially able to receive cash bonuses under the Amended and Restated MIP and the terms of the Amended and Restated MIP are substantially similar to those of the existing CEO Incentive Bonus Plan.

The principal terms of the Amended and Restated MIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated MIP, which is set forth as Appendix A to this proxy statement. Because the only significant changes from the terms of the Existing Cash Bonus Incentive Plans being made by the Amended and Restated MIP are those described above, all of the Existing MIP, the existing CEO Incentive Bonus Plan, and the Amended and Restated MIP are, except where any such changes are relevant, collectively referred to below as the “MIP.”

If the shareholders do not approve the Amended and Restated MIP at the annual meeting, the Existing MIP would, in accordance with Section 2 thereof, no longer remain in effect after December 31, 2021, but the existing CEO Incentive Plan would remain in effect until payment to the CEO of the annual bonus (if any) for the year ending December 31, 2023. In that event, under the existing CEO Plan while that Plan remains in effect and the Committee's general authority to grant cash bonuses under Massachusetts law, the Committee would likely continue to award cash bonuses to the Company’s executive officers similar to those which have been paid in the past under the Existing Cash Bonus Plans as described below. Furthermore, in light of the amendment of Section 162(m) by the 2017 Tax Act, the potential deductibility of such bonuses for federal income tax purposes will not be affected by whether or not such bonuses are paid in accordance with a plan approved by the Company’s shareholders.

Purposes

The purposes of the MIP are to provide a strong incentive each year for performance of the executive officers and other senior managers of the Company and its subsidiaries by making available potential annual bonuses payable in cash based upon objective measures of corporate performance or satisfaction of certain other objective personal goals predetermined for each participant.

Administration

The MIP is administered by the Committee of the Company’s Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Thomas J. Shields, Chair, Edward Galante, John T. Preston, and Andrea Robertson, each of whom is an “independent director".

The Committee has the authority in its sole discretion, subject to the provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP including, without limitation, to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.

Participants

Each year, the Company’s CEO, based on advice from those senior executive officers of the Company and its subsidiaries who report directly to the CEO, selects certain employees of the Company and its subsidiaries as “Participants” in the MIP for that year based on each such employee’s potential contribution to the performance of the Company and its subsidiaries for that year. For 2020, in addition to the CEO who participated through the existing CEO Incentive Plan, there were 56 Participants who received bonuses under the MIP.

In order to be eligible to receive bonuses under the MIP for any year, a Participant must be employed by the Company or a subsidiary both (i) on the last day of such year, and (ii) on the date when the MIP bonuses are paid, except in the case of a termination of employment due to death, disability, or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such year.

Annual Bonuses
Under the MIP, each Participant is entitled to potentially receive a cash bonus based upon the Company meeting certain Performance Criteria established by the Committee for each year. On or before the 90th day of each year, the Committee establishes the Performance Criteria for such year and the respective amounts of bonus which can potentially be paid for achievement of such Performance Criteria. Subject to satisfaction of such Performance Criteria and overall limitation, the amount of such cash bonus which may be potentially received will be based upon a percentage of the Participant’s base salary for such year. For 2020, after giving effect to the modification on July 31, 2020 by the Committee as described above in this proxy statement under “Compensation Discussion and Analysis,” the amount of the maximum potential cash bonuses payable under the Existing Cash Bonus Incentive Plans based upon satisfaction of the Company's Performance Criteria were 150% of base salary for the CEO and ranged from 5% to 25% of base salary depending on the respective level of management responsibility of each other Participant.

Under the MIP, the Committee is authorized to select one or more from the following Performance Criteria: (a) the Company’s consolidated revenues; (b) the Company’s EBITDA (which the MIP defines as the Company’s “Adjusted EBITDA” as reported in the Company’s annual report on Form 10-K); (c) the ratio of the Company’s EBITDA to consolidated revenues (“EBITDA Margin”); (d) the Company’s cash flow from operations; (e) the Company’s “Adjusted Free Cash Flow” consisting of the Company's cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals; (f) the Company’s earnings per share; (g) the Company’s return on total assets (excluding excess cash); (h) the Company’s return on stockholders' equity; (i) the Company’s return on invested capital; (j) the Company’s return on long-term assets; (k) the Company’s “Total Shareholder Return” consisting of the increase over a specified period in the value of a hypothetical $100 investment in the Company’s common stock, assuming reinvestment of dividends; and (l) improved health, safety and compliance statistics.

For each Performance Criteria, the Committee may also determine Threshold, Interim, and Maximum levels of achievement and the respective amounts of potential bonuses based on each such level. If the Committee establishes Threshold, Interim, and Maximum levels of achievement for any Performance Criteria, the Committee may also determine how the amount of the potential bonus associated with such Performance Criteria shall be determined if the actual level of achievement relating to such Performance Criteria during any year is between such respective levels. Once the Committee has established the Performance Criteria for any year and, if applicable, the related Threshold, Interim, and Maximum levels of achievement, the Committee may not thereafter change those Performance Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Performance Criteria or levels and which become effective during the year.

The MIP provides that each such Performance Criteria may be based on an absolute performance under such measure for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group. The MIP requires that, in the case of each Performance Criteria, both the Performance Criteria and the manner of determining the level of achievement thereof be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such level of achievement has been achieved and (2) the total dollar amount of the bonus (if any) for each year which may be received based on such performance.

In addition to their right described above to potentially receive bonuses under the MIP based on the level of the Company’s achievement of the Performance Criteria established by the Committee, members of the Company’s Executive Staff, other than the CEO, who report directly to the CEO also participate in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, such members of the Executive Staff may potentially receive additional cash bonuses (calculated as a percentage of each such member’s base salary) based on their respective satisfaction of certain Personal Goals approved for each such Participant by the Committee during the first quarter of each year on the advice of the Company’s CEO. For 2020, there were nine members of the Executive Staff (excluding one member who resigned from the Company during January 2021) who participated in the SEIP, and each such member was entitled to potentially receive a bonus of between 40% and 100% of base salary for satisfaction of all of his or her Personal Goals.

The Personal Goals which the Committee may in its discretion establish for each member of the Executive Staff under the SEIP are based on the personal management responsibilities of each such member. Without limitation, such

Personal Goals may include: for all SEIP participants, succession planning, hiring, leadership development, and cost reductions; for the chief financial officer, timeliness and accuracy of financial reports, reduction of the average duration of the Company outstanding receivables (in days), and the results of debt financing or refinancing; for the chief sales officer, increases in the overall level of sales; and for the executive officer principally responsible for acquisitions, completion of acquisitions and integration of management, training and reporting systems of acquired businesses. As in the case of the Company’s Performance Criteria and the related levels of achievement described above, each Personal Goal and the manner of determining the achievement thereof as established by the Committee for each year must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Personal Goal at each such level has been achieved and (2) the total dollar amount of the bonus for each year which has become potentially payable based on such performance.

Within 75 days following the end of each year, the Committee determines and certifies in writing to the full Board whether or not each of the Performance Criteria (for the CEO and all other Participants in the MIP) and Personal Goals (for the Participants in the SEIP) has been satisfied and, if so, at what level, and the amount, if any, of the total bonuses payable under the MIP to each Participant. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria and Personal Goal as calculated pursuant to the terms originally established by the Committee. The amount of the total bonuses, as certified by the Committee, are payable to each Participant on or before March 15 of the year following the award year.

Term of the MIP
If approved by the shareholders at the annual meeting, the Amended and Restated MIP will continue in effect until either (i) terminated by the Board or the Committee or (ii) the Company’s shareholders fail to approve at least once in every five years the material terms of the performance goals under which bonuses can be paid under the MIP. The Board or the Committee may amend, suspend or terminate the MIP at any time.
Miscellaneous
A Participant may receive a pro rata portion of an annual incentive bonus otherwise potentially payable based on the Company's performance if the Participant’s employment terminates during the year due to death or disability. An individual who becomes a Participant during the year may receive a pro rata award based on the original terms of the bonus, or the Committee may establish separate bonus terms based on the Company's performance for all or part of the remainder of the year. If a change in control, as defined in the Amended and Restated MIP, of the Company occurs during a year for which Performance Criteria have been established, the Performance Criteria (which exclude Personal Goals) will be deemed to have been achieved at the midpoint between the Threshold and Maximum levels, and a pro rata portion of the annual incentive bonus so determined for that year shall be payable immediately. Except as set forth above in this paragraph, an individual must be employed during the entire fiscal year in order to become potentially entitled to receive an annual incentive bonus for that year under the MIP.
MIP Bonuses

The following table describes the bonuses which were paid under the Existing Cash Bonus Incentive Plans for each of the three years ended December 31, 2020, 2019, and 2018 to (i) each of the Named Executive Officers who was employed by the Company on December 31, 2020 and (ii) all the participants in the Existing MIP and the existing CEO Incentive Plan for each of those three years. See “Compensation Discussion and Analysis – Performance-Based Cash Bonuses” above in this proxy statement for further information about the Performance Criteria, Personal Goals, and the level of achievement for 2020.

	MIP Bonuses Paid for Years Ended December 31,
Name and Principal Position	2020	2019	2018
Alan S. McKim	$1,138,500	$2,511,088	$3,000,000
Chief Executive Officer
Michael L. Battles	588,600	551,264	784,080
Executive Vice President and Chief Financial Officer
Eric W. Gerstenberg	681,250	759,000	977,500
Chief Operating Officer
Brian P. Weber	474,150	552,450	626,400
Executive Vice President – Corporate Planning and Development
Sharon Gabriel	329,593	345,004	450,000
Executive Vice President and Chief Information Officer
All Other Participants (52, 56, and 62 persons respectively)	2,318,610	6,454,903	983,641
Because the respective amounts of bonuses under the MIP which may become payable for 2021 and subsequent years will be determined based upon future performance and are subject to potential reduction by the Committee, the amount of any such future bonuses is not now determinable.

Federal Income Tax Consequences

Under the Code as now in effect, Participants will recognize ordinary income equal to the amount of the bonuses paid to them under the MIP in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. Except to the extent that a MIP bonus paid to any Participant who is a “covered employee” (as defined above) causes the total compensation of such Participant for any fiscal year to exceed $1.0 million, the Company will generally be permitted to deduct the amount constituting ordinary income to the Participant. The Amended and Restated MIP has also been structured to enable MIP bonuses to qualify for the short-term deferral exception under Section 409A of the Code, which regulates certain deferred compensation arrangements.

Vote Required for Approval

As described above, if the Amended and Restated MIP is approved by the shareholders, the Amended and Restated MIP will become effective as of January 1, 2022 and will succeed the Existing MIP, which will terminate effective as of December 31, 2021.

Approval of the Amended and Restated MIP will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Amended and Restated MIP. The Board of Directors recommends that shareholders vote “FOR” approval of the Amended and Restated MIP.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors (the "Audit Committee") is responsible for appointment, compensation, and oversight of the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2021. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2005. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience, and the existing commercial relationships with Deloitte. The Audit Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. The Audit Committee believes selection of Deloitte is in best interest of the Company and its shareholders. Representatives of Deloitte are expected to participate in the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

    The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the Clean Harbors audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain Audit Committee meetings to discuss the audit and any other relevant matters. During the two most recent fiscal years of the Company ended December 31, 2020 and 2019, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of the SEC’s Regulation S-K.

Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Audit Committee's selection of Deloitte as the Company's independent registered public accounting firm for 2021 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2020 and 2019. The aggregate fees and expenses billed for 2020 and 2019 for these services were as described in the following table:

	For the Year
	2020	2019
Audit Fees	$2,357,256	$2,490,012
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,895	1,895
	$2,359,151	$2,491,907

Audit Fees include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees would include fees and expenses for assurance and related services that would be reasonably related to the performance of the audit or review of the Company's financial statements for the period and would not be reported above under “Audit Fees.”

Tax Fees would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 for 2020 and 2019.
All Other Fees include fees and expenses for services which do not fall within the categories described above. In 2020 and 2019, the fees disclosed under this category included a subscription to Deloitte's Accounting and Research Tool.
    The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2020 and 2019 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors is now comprised of the five directors named below. The Company's Board of Directors has determined that each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 13, 2018, is available on the Company's website at www.cleanharbors.com.
The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte for 2020 and 2019, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered whether the provision by Deloitte of non-audit related services, which for 2020 and 2019 there were none, is compatible with the independence standard.
    Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2020 and 2019 be included in the Company's Annual Report on Form 10-K for 2020, and the Audit Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2021. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Andrea Robertson, Chair
Thomas J. Shields
Lauren C. States
John R. Welch
Robert J. Willett

    Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

RATIFICATION OF EXCLUSIVE FORUM AMENDMENT TO THE COMPANY’S BY-LAWS
(Item 5 on Proxy Form)

On April 1, 2021, the Company’s Board of Directors (the "Board") amended and restated the Company’s By-Laws to add a new Article VIII to provide, with certain exceptions, that (i) the courts of the Commonwealth of Massachusetts and any federal district court located within the Commonwealth of Massachusetts (collectively, “Massachusetts Courts”) shall be the exclusive forum for certain types of legal actions arising under Massachusetts law and (ii) the federal district courts of the United States (“Federal Courts”) shall be the exclusive forum for legal actions arising under federal securities laws including, in particular, the Federal Securities Act of 1933, as amended, and the Federal Securities Exchange Act of 1934, as amended. The new Article VIII, which is stated in full below, is referred to below as the “Exclusive Forum Amendment.” As a result of the addition of the Exclusive Forum Amendment, previous Article VIII (“Miscellaneous Provisions”) of the By-Laws was renumbered as Article IX. On April 6, 2021, the Company filed with the SEC a report on Form 8-K, which included as Exhibit 3.4D thereto the Company’s Amended and Restated By-Laws incorporating the Exclusive Forum Amendment and the renumbering of former Article VIII.

Although the Company’s By-Laws allow the Board to adopt the Exclusive Forum Amendment without shareholder approval or ratification, and the Exclusive Forum Amendment became effective upon its adoption by the Board on April 1, 2021, the Board believes it is important for our shareholders to have the opportunity to consider and vote upon, on a non-binding advisory basis, whether the Exclusive Forum Amendment is appropriate for the Company. Therefore, the Board has decided to request that shareholders ratify the Exclusive Forum Amendment on an advisory basis.

Text of Exclusive Forum Amendment

ARTICLE VIII

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the courts of the Commonwealth of Massachusetts and any federal district court located within the Commonwealth of Massachusetts (collectively, “Massachusetts Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, and (c) any action asserting a claim arising under any provision of the Massachusetts Business Corporation Act, the Articles of Organization, or these By-Laws (with disputes of the types described in clauses (a), (b), and (c) in this sentence being collectively referred to hereafter as “internal affairs disputes”). If any action the subject matter of which is an internal affairs dispute is filed in a court other than a court located within the Commonwealth of Massachusetts (a “foreign action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Massachusetts Courts in connection with any action brought in any such Massachusetts Court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the foreign action as agent for such shareholder.

Furthermore, unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of claims arising under the federal securities laws, including in particular the Federal Securities Act of 1933, as amended, or the Federal Securities Exchange Act of 1934, as amended, as either (a) any derivative action or proceeding brought on behalf of the corporation or (b) any claim by a shareholder against the corporation or any director, officer or other employee of the corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Failure to enforce the foregoing provisions would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, injunctive relief and specific performance, to enforce the foregoing provisions.

Reasons for and Consequences of the Exclusive Forum Amendment

The Board believes that it is beneficial to the Company and its shareholders to require that any internal affairs disputes involving the Company or its directors or officers or employees be litigated in a Massachusetts Court. The Board also believes that it is beneficial to the Company and its shareholders that claims arising under the federal securities laws as a derivative action or proceedings against the corporation or any director, officer or other employee of the corporation including, in particular, with respect to proxy statements and/or prospectuses issued by the Company to solicit shareholder approval and/or financing for transactions which give rise to internal affairs disputes, be litigated in a federal court. The Company believes that its ability to require claims to be brought in this manner will help ensure consistent consideration of the issues by courts with expertise in the applicable laws, and increase efficiency and cost effectiveness in the resolution of such claims, all of which are in the best interests of the Company and its shareholders. The Board believes that Massachusetts Courts are best suited to address internal affairs disputes given that the Company is incorporated and has its principal executive offices in Massachusetts, internal affairs disputes will be governed by Massachusetts law, and the Massachusetts Courts have a reputation for expertise in corporate law matters. The Board also believes that federal courts are best suited to address disputes arising under federal law including the federal securities laws.

The Exclusive Forum Amendment may limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder or such shareholder’s lawyers finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. However, without a by-law or similar provision like the Exclusive Forum Amendment, the Company would be exposed to the possibility of plaintiffs using the Company’s diverse operational base to bring claims against the Company in multiple jurisdictions or choosing a forum state for litigation that may not apply Massachusetts law to the Company’s internal affairs in the same manner as the Massachusetts courts would be expected to do. In particular, the Amendment addresses plaintiff forum shopping and the related practice of filing parallel lawsuits in multiple jurisdictions. The Board approved the Amendment as a good governance measure in light of the increasing incidence of such suits and multi-forum litigation. The Board believes that the Exclusive Forum Amendment will reduce the risk that the Company could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent or reflect a misunderstanding of Massachusetts law, even though each forum purports to follow Massachusetts law. Any of these could expose the Company to increased expenses or losses.

Exclusive forum provisions, such as our Exclusive Forum Amendment, are becoming increasingly common. Although no assurance can be given that courts in all jurisdictions outside of Massachusetts will be willing to enforce the terms of the Exclusive Forum Amendment, courts of several jurisdictions outside of Massachusetts have enforced similar exclusive forum provisions. One factor which has been considered by courts in deciding whether to enforce exclusive forum provisions is whether such provisions have been approved or ratified by the relevant company’s shareholders.

The Board believes the Exclusive Forum Amendment is procedural in nature and will have no impact on the kind of remedy a shareholder may obtain and does not deprive shareholders of legitimate claims; rather, it attempts to prevent the Company from being forced to waste corporate assets defending against duplicative suits or to become subject to rulings by foreign courts which are not consistent with Massachusetts law. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis if the Company were to determine that its interest and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than Massachusetts.

The Board is aware that certain proxy advisors and institutional investors have in the past taken the position that, in general, they may not support an exclusive forum clause until the company proposing it can show it already has suffered material harm as a result of multiple shareholder suits filed in different jurisdictions regarding the same matter. However, the Board believes that this position fails to adequately take into account the prevalence of such litigation generally and the risk of litigation over proxy statement disclosures that threaten to delay a shareholder meeting at significant cost to the Company. These cases have often been filed in a state other than the defendant’s home state, or in multiple states, forcing one or more courts generally less familiar with the relevant laws to interpret and apply those laws, often under a very tight time frame. The Board believes that it is in the best interest of the Company’s shareholders to take preventive measures before the Company and its shareholders are harmed by such litigation. Importantly, the Exclusive Forum Amendment was not adopted by the Board in reaction to any specific litigation confronting or anticipated by the Company. Rather, this action was taken to prevent potential future harm to the Company and its shareholders. We also note that one proxy advisor has recently updated its position to be more supportive of such provisions when, as is the case here, the selected venue is the company’s state of incorporation.

After considering the foregoing, the Board determined that the Exclusive Forum Amendment is in the best interests of the Company and its shareholders. Shareholder approval is not required for the Exclusive Forum Amendment; however, the Board believes this is an important issue and that it is in the best interests of the Company and its shareholders to seek a non-binding, advisory shareholder vote to ratify the Exclusive Forum Amendment. If the proposal to ratify on an advisory basis the Exclusive Forum Amendment is not approved, the Board will consider whether to propose at the 2022 annual meeting of shareholders a proposal to either delete the Exclusive Forum Amendment from the Company’s By-laws or replace it with an amended version.

Ratification on an advisory basis of the Exclusive Forum Amendment will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represent by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board recommends that shareholders vote “FOR” such advisory proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The table below describes the “beneficial ownership” of the Company's common stock as of April 5, 2021, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Number of Shares	Percent of Class
Alan S. McKim	3,616,535	6.6%
Eugene Banucci	21,999	*
Edward G. Galante	23,127	*
Rod Marlin	23,337	*
John T. Preston	9,926	*
Andrea Robertson	11,863	*
Thomas J. Shields	25,143	*
Lauren C. States	11,312	*
John R. Welch	14,160	*
Robert Willett	2,984	*
Michael L. Battles	57,519	*
Eric W. Gerstenberg	77,524	*
Brian P. Weber	53,888	*
Sharon Gabriel	21,491	*
All current directors and executive officers as a group (19 persons)	4,101,253	7.4%
_______________________
*    Less than 1%

    The following table shows each person or entity which, to the Company's knowledge, as of April 5, 2021, “beneficially owned” (as that term is defined above) 5% or more of the total of 55,171,848 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Group LLP	6,809,828	(1)	12.3%
280 Congress Street
Boston, MA 02210

The Vanguard Group	4,490,624	(2)	8.1%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	4,186,752	(3)	7.6%
55 East 52nd Street
New York, NY 10055

Alan S. McKim	3,616,535		6.6%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061
_________________________
(1)    Based upon Amendment No. 9 to Schedule 13G dated December 31, 2020 filed with the SEC, Wellington Management Group LLP is deemed to have beneficial ownership of 6,809,828 shares of common stock, of which such entity held shared voting power as to 5,953,465 shares and shared dispositive power as to 6,809,828 shares.
(2)     Based upon Amendment No. 8 to Schedule 13G dated December 31, 2020 filed with the SEC, The Vanguard Group        is deemed to have beneficial ownership of 4,490,624 shares of common stock, of which such entity held shared voting power as to 34,248 shares, sole dispositive power as to 4,414,143 shares, and shared dispositive power as to 76,481 shares.
(3)    Based upon Amendment No. 7 to Schedule 13G dated December 31, 2020 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,186,752 shares of common stock, of which such entity held sole voting power as to 3,997,682 shares and sole dispositive power as to 4,186,752 shares

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports filed, or written representations from certain reporting persons, the Company believes that during 2020 such filing requirements were satisfied on a timely basis except that Jeffrey Knapp and Robert Speights were each late in filing one Form 4.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2022 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be delivered to the Company prior to the close of business on December 26, 2021. Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission.
    Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2022 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the date of the 2022 Annual Meeting (which the Company will announce early in 2022) and (ii) in the case of other proposed business, no later than January 3, 2022. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Report on Form 8-K filed on December 22, 2014, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION

Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Office. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 23, 2021
    THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE, PROXY CARD OR VOTING INSTRUCTIONS WHICH YOU RECEIVED.

Appendix A

CLEAN HARBORS, INC.
MANAGEMENT INCENTIVE PLAN
[As Amended and Restated Effective January 1, 2022]
1.Purpose.
The purposes of this Management Incentive Plan (the “MIP”) are to provide a strong financial incentive for performance of the Company’s Chief Executive Officer (the “CEO”), the other executive officers, and certain other senior managers of the Company and its Subsidiaries by making available for each Plan Year potential bonuses (“Annual MIP Bonuses”) payable in cash based upon objective measures of the Company’s performance or satisfaction of certain other objective Personal Goals pre-determined for each Participant. Certain other terms used below are defined in Section 7 hereof.
The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall be responsible for administration of the MIP and for determining the terms and amounts of the Annual MIP Bonuses.
2. Shareholder Approval.
The MIP is subject to the approval of the shareholders of the Company in a separate vote; in addition, shareholder approval of the Performance Criteria must be renewed not less often than every five years. Approval of the MIP (and subsequent renewal of the approval of the Performance Criteria) shall require the affirmative, separate vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. If the Company’s shareholders fail to approve the material Performance Criteria at least once in every five years, the MIP shall terminate. The MIP shall also terminate if so directed by the Board or by the Committee.
3. Annual MIP Bonuses.
(a) Establishment of Potential Annual MIP Bonuses. On or before the 90th day of each Plan Year (that is, before March 30 in the case of a calendar year or, in the case of a Plan Year that is less than 360 days, before the lapse of 25% of the period), the Committee shall determine and set forth in writing:
(i) with respect to Annual MIP Bonuses potentially payable based on achievement of Performance Criteria for such Plan Year, the nature and level of such Performance Criteria and, where deemed appropriate by the Committee, Threshold, Maximum and any Interim Levels of Achievement and how the amount of the Annual MIP Bonuses associated with such Performance Criteria shall be determined if the actual level of achievement relating to such Criteria is between such respective Levels of Achievement;
(ii) with respect to SEIP Bonuses potentially payable under the Senior Executive Incentive Program (the “SEIP”) described in Section 3(e) below, the Personal Goals for such Plan Year and, where deemed appropriate by the Committee, a Threshold, Maximum and any Interim Levels of Achievement for each such Personal Goal; and
(iii) the respective amounts of Annual MIP Bonuses which can potentially be paid based on attainment of each such Level of Achievement, which may be expressed as a percentage of each Participant’s Base Compensation for the Plan Year, as a fixed dollar amount, or in any other manner as the Committee may determine provided that the amount thereof can be objectively calculated.
In no case shall the Committee determine any Performance Criteria or Personal Goal which, as of the time it is determined, is substantially certain to be achieved.
(b) Participants. Each of the CEO, the other executive officers, and other senior managers of the Company and its Subsidiaries shall be eligible to participate in the MIP, subject to selection by the CEO. At the beginning of each Plan Year, the CEO, based on advice from the Executive Staff, will select the Participants in the MIP for that Plan Year based on each such employee’s potential contribution to the performance of the Company and its Subsidiaries for that Plan Year.

(c) Performance Criteria and Personal Goals. Each of the Performance Criteria, Personal Goals and Levels of Achievement relevant thereto shall be objective and satisfy the requirements of Section 6. Except as required to satisfy the same requirements under Sections 6(c) and Section 6(d) as are applicable to Performance Criteria, Personal Goals shall not be considered Performance Criteria under the MIP.
(d) Significant Developments. To the extent that the Committee determines following the establishment of the Performance Criteria, Personal Goals and Levels of Achievement for any Plan Year that a change (either an increase or a decrease) is appropriate in order to adjust either (i) for effects of significant developments (such as a material acquisition or divestiture or change in accounting methods as determined under GAAP which affect the calculation of such Criteria, Personal Goals or Levels of Achievement and which become effective during such Plan Year), or (ii) to respond to input from the Company’s shareholders, the Committee, shall have authority to make such change by setting forth the revised terms thereof in writing.
(e) Supplemental Executive Incentive Program (the “SEIP”). The SEIP shall be part of this MIP and subject to all requirements set forth herein. Pursuant to the SEIP, the Committee shall have authority to award to any member of the Executive Staff (which excludes the CEO) a SEIP Bonus (which shall be considered an Annual MIP Bonus) of up to a specified percentage of Base Compensation (or a fixed dollar amount) if such Participant meets or exceeds during a Plan Year the Personal Goals which are established by the Committee for such Participant in the same manner as the Committee shall establish Performance Criteria for potential payment of Annual MIP Bonuses to all Participants.
(f) Determination and Certification of Annual MIP Bonuses. Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board (i) whether or not each of the Performance Criteria for such Plan Year has been satisfied and, if so, at what Level of Achievement, (ii) whether or not any Personal Goals established for any Participant for such Plan Year have been met and, if so, the level of Achievement, and (iii) the amount, if any, of the total Annual MIP Bonus payable for such Plan Year to each of the Participants. In all cases the amount of any Annual MIP Bonus shall be determined strictly based on the achievement of one or more Performance Criteria and/or Personal Goals which are objective and pre-established by the Committee as set forth herein, provided, however, that the Committee may, if it deems it to be in the best interests of the Company, decrease (but not increase) or eliminate the amount of the potential bonus from that calculated. The amount of any Annual MIP Bonus, as so certified by the Committee, shall be communicated in writing to each Participant and shall be payable to such Participant as provided in Section 3(h).
(g) Employment Requirement for Annual MIP Bonus Payments and Exceptions Thereto. In order to be eligible to receive an Annual MIP Bonus for any Plan Year:
(i) Except as provided in Section 3(g)(ii), payment of an Annual Incentive Bonus to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to that Plan Year and, except as set forth in Sections 3(g)(ii) and 3(i), only if the Participant has been employed by the Company for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year).
(ii) If, under circumstances described in this Section 3(g)(ii), a Participant has been employed by the Company for only part of a Plan Year, a pro-rata Annual Incentive Bonus shall be paid to the Participant. The pro-rata Annual Incentive Bonus shall be calculated by multiplying the Annual Incentive Bonus (to the extent based on Performance Criteria as opposed to Personal Goals) which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the Participant’s days of such employment during the Plan Year (except as provided in this Section 3(g)(ii)) and the denominator of which shall be 365. The circumstances under which such a pro-rata Annual Incentive Bonus shall become payable with respect to a Plan Year are the following:
(A) the Participant died during the Plan Year;
(B) the Participant became an employee of the Company during the Plan Year and remained so employed on the last day of the Plan Year; or
(C) the Participant was disabled (within the meaning of the Company’s long-term disability plan) during part of the Plan Year, in which event the numerator of the fraction used to calculate the pro-rata Annual Incentive Bonus shall be either the days of the Plan Year during which the Participant was actively at work or such other number (which shall not be more than 365) as is determined by the Committee in its sole discretion.

(h) Time of Payment; Voluntary Termination or Termination for Cause; Potential Clawback. Except as provided in Section 3(i), any Annual Incentive Bonus to which a Participant becomes entitled under this Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15 immediately following completion of the Plan Year. However, all bonuses paid to a Participant under the Plan shall be subject to potential subsequent repayment to the extent, if any, required by any clawback or similar policies adopted by the Board or the Committee from time to time. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated either voluntarily by the Participant or for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant’s Annual Incentive Bonus with respect to a Plan Year, no Annual Incentive Bonus shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant’s employment was made for cause and the Participant shall have no obligation to repay any such Bonus previously received based on a change in any clawback or similar policy adopted by the Board or the Committee subsequent to such Change in Control.
(i) Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur on or following completion of a Plan Year as to which the actual Annual Incentive Bonus to be paid has been determined but such Bonus has not yet been paid, such Bonus shall be paid immediately in cash, (ii) if a Change in Control shall occur on or following completion of a Plan Year as to which the actual Bonus to be paid has not yet been determined, such Annual Incentive Bonus shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which a potential Annual Incentive Bonus has been established but the actual Annual Incentive Bonus to be paid has not yet been determined, such Plan Year shall be deemed to have been completed, each of the Performance Criteria shall be deemed to have been satisfied at the midpoint between the Threshold and Maximum Levels of Achievement, and a pro-rata portion of the Annual Incentive Bonus (to the extent based on Performance Criteria, as opposed to Personal Goals) so determined for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to the Participant.
4. Compensation Committee.
(a) The MIP shall be administered by the Compensation Committee (the “Committee”) of the Board, which shall be appointed by the full Board and which shall consist, during the term of the MIP, of not less than two members of the Board. Every member of the Committee shall be an “independent director” under the listing requirements of the New York Stock Exchange (or such other primary stock exchange on which the common stock of the Company may then be listed). No member of the Committee may be a current employee of the Company or any Subsidiary, or a current or former officer of the Company or any Subsidiary. No member of the Committee may receive remuneration from the Company or any Subsidiary other than normal and customary fees and other amounts payable for services as a director or member of a committee of the Board.
(b) The Committee shall have the obligation and authority in its sole discretion, subject to and not inconsistent with the express provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP. Without limiting the foregoing, the Committee shall have authority to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.
(c) The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the MIP. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the MIP from or through any Participant) and any shareholder.
(d) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Annual MIP Bonus hereunder.

5. General Provisions.
(a) No Right to Any Annual MIP Bonus or Continued Employment. Nothing in the MIP shall confer upon any Participant the right to (i) receive any Annual MIP Bonus, whether or not such bonus might otherwise be deemed to have been “earned” because of satisfaction of any Performance Criteria or Personal Goal, if, and to the extent, the Committee may in its discretion elect under Section 3(f) to decrease or diminish the amount of or eliminate any potential Annual MIP Bonus; (ii) continue in the employ of the Company or any Subsidiary in any capacity or to be entitled to any remuneration or benefits not set forth in the MIP; or (iii) interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s employment. Furthermore, nothing in the MIP shall adversely affect the authority of the Board or the Committee to authorize any bonus or other payment to any employee of the Company or any Subsidiary whether or not such employee is then a Participant in the MIP, to the extent such bonus or other payment may be lawfully paid without giving effect to the terms of the MIP.
(b) Withholding Taxes. The Company shall deduct from all payments under the MIP any taxes required to be withheld by federal, state and local governments.
(c) Amendment and Termination of the MIP. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the MIP in whole or in part, including, without limitation, to make such amendments as it deems necessary to comply with the Code or any other applicable laws, rules and regulations.
(d) Participant Rights. No Participant in the MIP for a particular Plan Year shall have any claim to be granted any Annual MIP Bonus under the MIP for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual MIP Bonus with respect to any Plan Year or any subsequent Plan Year.
(e) Unfunded Status of Annual MIP Bonuses. The MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual MIP Bonus, nothing contained in the MIP or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(f) Nonalienation of Benefits. No right or benefit under the MIP shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual MIP Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person entitled to such right or interest.
(g) Governing Law. The MIP and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law principles thereof), except to the extent that such law is preempted by federal law.
(h) Effective Date. The effective date of the MIP, as amended and restated hereby, is January 1, 2022.
6. Performance Criteria and Personal Goals.
(a) For purposes of determining Annual MIP Bonuses for all Participants other than under the SEIP, the Performance Criteria may (provided they satisfy the requirements set forth in Section 6(c) and 6(d)) include one or more of the following:
(i) the Company’s consolidated revenues;
(ii) the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), which shall mean the Company’s “Adjusted EBITDA” as reported in the Company’s annual report on Form 10-K;
(iii) the ratio of the Company’s EBITDA to consolidated revenues (“EBITDA Margin”);
(iv) the Company’s cash flow from operations;
(v) the Company’s “Adjusted Free Cash Flow,” which shall mean the Company’s cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals;
(vi) the Company’s earnings per share;
(vii) the Company’s return on total assets (excluding excess cash);
(viii) the Company’s return on stockholders’ equity;
(ix) the Company’s return on invested capital;
(x) the Company’s return on long-term assets;
(xi) the Company’s “Total Shareholder Return” consisting of the increase over a specified period in the value of a hypothetical $100 investment in the Company’s common stock, assuming reinvestment of dividends; and
(xii) improved health, safety and compliance statistics (“HS&C Compliance”).
(b) For purposes of determining Annual MIP Bonuses under the SEIP, Personal Goals may (provided each of them satisfy the requirements set forth in Sections 6(c) and 6(d)) include one or more factors as the Committee may in its discretion establish for any member of the Executive Staff who participates in the SEIP based on the management responsibilities of such executive. Without limitation, such Personal Goals may include: for all SEIP participants, one or more of the Performance Criteria described in Section 6(a) to the extent the Committee determines that a Participant in the SEIP may significantly contribute to the Company’s achievement of such Performance Criteria, succession planning, hiring, leadership development and cost reductions; for the chief financial officer, timeliness and accuracy of financial reports, reduction of the average duration of the Company outstanding receivables (in days), and results of debt financing or refinancing; for the chief sales officer, increases in the overall level of sales or profitability; and for the executive officer principally responsible for acquisitions, completion of acquisitions and integration of management, training and reporting systems of acquired businesses.
(c) Performance Criteria and Personal Goals may be based on an absolute performance under such measure for the Plan Year or upon a comparison of such performance with the performance in a prior period, or the performance of a peer group.
(d) In all cases, for purposes of potential bonuses payable either to all Participants or pursuant to the SEIP, both the Performance Criteria and Personal Goals and the manner of determining the Level of Achievement thereof must be objective such that a third party having knowledge of the relevant facts could determine (i) whether or not the Performance Criteria and Personal Goals at each such Level of Achievement has been achieved and (ii) the total dollar amount of the bonus (if any) for each year which shall be potentially payable based on such performance.
7. Definitions.
The following terms, as used herein, have the following meanings:
(a) “Annual MIP Bonus” means any Annual MIP Bonus, including any such Bonus which is based on achievement of either or both Performance Criteria and/or Personal Goals, to which a Participant may become entitled pursuant to the MIP; provided, however, that the establishment by the Committee of a potential Annual MIP Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus unless and until such Bonus becomes payable pursuant to other provisions hereof.
(b) “Base Compensation” means the actual earned base salary which each Participant receives or is entitled to receive from the Company or any Subsidiary for such Participant’s services during any Plan Year.
(c) “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
(d) “Board” means the Board of Directors of the Company.
(e) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the term of the Plan:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the effective date of the Plan constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(f) “Committee” means the Compensation Committee of the Board.
(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(h) “Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.
(i) “EBITDA” means the Company’s “Adjusted EBITDA” as reported in the Company’s Annual Report on Form 10-K.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(k) “Executive Staff” means those senior executive officers of the Company and its Subsidiaries who report directly to the Company’s Chief Executive Officer.
(l) “GAAP” means generally accepted accounting principles as used by the Company for purposes of preparing its financial statements for any Plan Year.
(m) “Interim Level of Achievement” means any Level of Achievement between the Threshold Level of Achievement and the Maximum Level of Achievement which must be attained for a portion between the minimum and maximum portions of an Annual MIP Bonus which is based on achievement of that Performance Criteria or Personal Goal to become potentially payable.
(n) “Level of Achievement” means a Minimum Level of Achievement, a Maximum Level of Achievement, and any Interim Levels of Achievement which may be established by the Committee in its discretion with respect to each Performance Criteria or Personal Goal for each Plan Year.
(o) “Maximum Level of Achievement” means a specified level of Achievement of a Performance Criteria or Personal Goal applicable to a Plan Year which must be attained for the maximum portion of an Annual MIP Bonus which is based on achievement of that Performance Criteria or Personal Goal to become potentially payable.
(p) “MIP” means this Management Incentive Plan, as amended and restated hereby and as it may hereafter be amended and/or restated from time to time in accordance with its terms.
(q) “Participant” means the Company’s CEO and any other employee of the Company or any Subsidiary who shall, based on such employee’s potential contribution to the corporate performance of the Company and its Subsidiaries for any Plan Year, be selected (as evidenced by a written notification to such Participant) by the Company’s CEO (based upon advice from the Executive Staff) to participate in the MIP for such Plan Year.
(r) “Performance Criteria” means one or more pre-established, objective measures of the Company’s performance during a Plan Year determined by the Committee in its discretion provided such Performance Criteria satisfy the requirements set forth in Section 6.
(s) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which as of January 1, 2022 is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.
(t) “Personal Goals” means goals applicable to a Plan Year which are established by the Committee on the advice of the Company’s CEO with respect to any member of the Executive Staff who participates in the SEIP provided such Personal Goals satisfy the requirements set forth in Section 6.
(u) “Plan Year” means the Company’s fiscal year. In the event that a Participant becomes eligible and is added to the MIP later than the beginning of the fiscal year, the Plan Year as to that Participant will comprise such shorter period as runs from the effective date of such addition to the end of the fiscal year, but in no case less than 90 days.
(v) “SEIP” means the Supplemental Executive Incentive Bonus Plan established under Section 3(e).
(w) “SEIP Bonus” means a portion of an Annual MIP Bonus to which a member of the Executive Staff may become entitled under SEIP based on achievement by such member of one or more Personal Goals established by the Committee for such member for any Plan Year.
(x) “Subsidiary” means any company or other entity with respect to which the Company, either directly or indirectly through another Subsidiary, owns a majority of the common stock or other equity interests or otherwise has the power to vote or sufficient securities to elect a majority of the directors or other managers.
(y) “Threshold Level of Achievement” means a minimum Level of Achievement of a Performance Criteria or Personal Goal applicable to a Plan Year which must be attained for the minimum level of an Annual MIP Bonus which is based on achievement of that Performance Criteria or Personal Goal to become potentially payable.

CLEAN HARBORS, INC.
ATTN: KATIE CRAIG
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47402-P54279 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CLEAN HARBORS, INC.

The Board of Directors recommends you vote FOR the following:	**For All**	**Withhold All**	**For All Except**
1. To elect two (2) Class II members of the Board of Directors of the Company to serve until the 2024 Annual Meeting of the Shareholders:	☐	☐	☐

Nominees:

01) Alan S. McKim
02) John T. Preston

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Yes	**No**
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D47403-P54279

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 2, 2021
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael L. Battles, C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Wednesday, June 2, 2021, at the Corporate headquarters at 42 Longwater Drive, Norwell, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of both nominees, (ii) for approval of an advisory vote on executive compensation, (iii) for approval of the Company's Amended and Restated Management Incentive Plan, (iv) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year and (v) for ratification, on an advisory basis, of an exclusive forum amendment to the Company's By-Laws.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side